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TABLE OF CONTENTS

Exhibit 4.1

CUSIP: 01609MAA2

CREDIT AGREEMENT

Dated as of October 5, 2007

among

ALIANTE GAMING, LLC,

The Lenders herein named,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Syndication Agent

BANK OF SCOTLAND PLC AND WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

and

BANK OF AMERICA, N.A.,

as Administrative Agent

and

BANC OF AMERICA SECURITIES LLC, WACHOVIA CAPITAL MARKETS, LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book Managers

i

Exhibits

A -	Assignment and Assumption
B -	Compliance Certificate
C - 1 -	Revolving Note
C - 2 -	Construction Loan Note
C - 3 -	Converted Term Loan Note
D -	Pricing Certificate
E -	Request for Loan
F -	Subordination, Non-Disturbance and Attornment Agreement
G -	Remaining Cost Report
H -	In-Balance Certificate

Schedules

1.1	Site
2.1	Pro Rata Shares of the Commitments
4.3	Governmental Approvals
4.7	Existing Liens
4.8	Trademarks and Trade Names
4.9	Material Litigation
4.17	Hazardous Materials Matters
4.20	Deposit and Brokerage Accounts
4.21	Permits
5.4	Insurance

CREDIT AGREEMENT

Dated as of October 5, 2007

        This CREDIT AGREEMENT is entered into by and among Aliante Gaming, LLC, a Nevada limited liability company (together with its successors and permitted assigns, the "Borrower"), each lender listed on the signature pages hereto or which from time to time becomes a party hereto (collectively, the "Lenders", and individually, a "Lender") and Bank of America, N.A., as Administrative Agent. Wachovia Bank, National Association has served as Syndication Agent and Bank of Scotland plc and Wells Fargo Bank, National Association have served as Documentation Agents for the credit facilities described herein. Banc of America Securities LLC, Wachovia Capital Markets, LLC and Wells Fargo Bank, National Association have served as Joint Lead Arrangers and Joint Book Managers for the credit facilities described herein. Borrower, Administrative Agent and the Lenders agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

        1.1    Defined Terms.     As used in this Agreement, the following terms shall have the meanings set forth below:

        "Administrative Agent" means Bank of America, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

        "Administrative Agent's Office" means the Administrative Agent's office at 201 Clayton Road, Concord, California 94520, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Advance" means any advance made or to be made by any Lender to Borrower as provided in Article 2, and includes each Base Rate Advance and LIBOR Advance.

        "Affiliate" means, as to any Person (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any executive officer or director of such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including Bank of America in its capacity as the Administrative Agent and a Lead Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        "Agreement" means this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

        "Amortization Date" means June 30, 2009 and each subsequent Quarterly Payment Date.

        "Amortization Expense" means, for any period, amounts recognized during such period as amortization of goodwill and other assets classified as intangible assets in accordance with GAAP.

        "Applicable Margin" means, as of each date of determination,

          (a)   in respect of the Revolving Loans, Construction Loans, Converted Term Loans, Swing Line Loans, Letters of Credit, and Commitment Fee Rate prior to the delivery of the financial statements pursuant to Section 7.1 for the first Post Opening Fiscal Quarter, 3.25% per annum in respect of LIBOR Loans and the Letter of Credit Fee, 2.00% per annum in respect of Base Rate Loans, and 1.00% per annum in respect of the Commitment Fee Rate; and

          (b)   in respect of the Revolving Loans, Construction Loans, Converted Term Loans, Swing Line Loans, Letters of Credit, and Commitment Fee Rate following the delivery of the financial statements pursuant to Section 7.1 for the first Post Opening Fiscal Quarter, for each Pricing Period the rates per annum set forth in the following matrix opposite the Pricing Level in effect during that Pricing Period:

Pricing Level	Applicable Margin for LIBOR Loans	Letter of Credit Fee	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	2.000%	2.000%	0.750%	0.375%
II	2.250%	2.250%	1.000%	0.500%
III	2.500%	2.500%	1.250%	0.625%
IV	2.750%	2.750%	1.500%	0.750%
V	3.000%	3.000%	1.750%	0.875%
VI	3.250%	3.250%	2.000%	1.000%

        "Applicable Percentage" means, in respect of the Excess Cash Flow for any Fiscal Year, 75%, provided that (i) if the Leverage Ratio as the last day of such Fiscal Year is less than 5.00:1.00, then such percentage shall be reduced to 50%, and (ii) if the Leverage Ratio as of such date is less than 4.00:1.00, then such percentage shall be 0%.

        "Applicable Tax Rate" means, with respect to each tax year, the highest effective combined federal, state and local tax rates applicable to any individual residing in Nevada for that tax year.

        "Appraised Value" means, the appraised "built and as stabilized" value of the Project, as determined by the appraisal delivered to the Administrative Agent and the Lenders prior to the Closing Date pursuant to Section 8.1(a)(22).

        "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        "Architect" means Kittrell Garlock and Associates, Architects, AIA, Ltd., a Nevada professional corporation.

        "Asset Sale" means the sale, lease, conveyance or other disposition of any assets of Borrower or any of its Restricted Subsidiaries for an aggregate consideration in excess of $2,500,000, whether in one transaction or a series of related transactions, other than:

          (1)   a transfer of assets or Equity Interests between or among Borrower and its Restricted Subsidiaries;

          (2)   transfers of personal property in the ordinary course of business between or among Borrower, Manager and Station affecting personal property having a value not in excess of $2,000,000 in any year;

          (3)   the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

          (4)   the sale or other disposition of Cash Equivalents in the ordinary course of business;

          (5)   any sale or disposition of any FF&E that has become surplus, damaged, worn out or obsolete;

          (6)   the lease of any portion of the Project for restaurant, performance, retail sale, retail services, restaurant, night club or other similar uses (but not of hotel room or gaming space); and

          (7)   the creation of a Lien not prohibited by this Agreement.

        "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

        "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit A.

        "Attorney Costs" means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

        "Available Funds" means, as of each date of determination, the sum (without duplication) of:

          (i)    the Unexpended Cash Equity Amount; plus

          (ii)   the Cash Balance; plus

          (iii)  the Net Availability; minus

          (iv)  the Designated Bridge Equity Contributions to the extent then distributable to Holding but not yet distributed.

        "Bank of America" means Bank of America, N.A., its successors and assigns.

        "Bank Products Agreement" means any agreement pursuant to which a bank or other financial institution agrees to provide credit cards, stored value cards or treasury and cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

        "Bank Products Bank" means any Person that, at the time it enters into a Bank Products Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Bank Products Agreement.

        "BAS" means Banc of America Securities LLC.

        "Base Management Fees" has the meaning set forth in the Operating Agreement.

        "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Base Rate Advance" means an Advance made hereunder and specified to be a Base Rate Advance in accordance with Article 2.

        "Base Rate Loan" means a Loan made hereunder and specified to be a Base Rate Loan in accordance with Article 2.

        "Base Rate Margin" means the applicable per annum percentage set forth in the definition of "Applicable Margin".

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have Beneficial Ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns", "Beneficial Ownership" and "Beneficially Owned" shall have a corresponding meaning.

        "Board of Directors" means:

          (a)   with respect to a corporation, the board of directors of the corporation;

          (b)   with respect to a partnership, the board of directors of the general partner of the partnership; and

          (c)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrower" has the meaning set forth in the preamble to this Agreement.

        "Budget" means the budget for the Project delivered to the Administrative Agent and the Construction Consultant prior to the Closing Date and approved by the Administrative Agent and the Construction Consultant, providing for a total design and construction cost in an aggregate amount not to exceed $618,000,000 (exclusive of land acquisition costs and financing costs but including capitalized interest and an owner's contingency of not less than $33,300,000), as the same may be amended in accordance with this Agreement.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

        "Capital Expenditures" means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

        "Capital Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (including member's interests, partnerships or partnership interests) or ownership interests (however designated) of such Person, including each class of Common Stock and Preferred Stock of such Person, but excluding convertible Indebtedness.

        "Cash Balance" means, as of each date of determination, the aggregate amount of the cash and Cash Equivalents of Borrower as of that date.

        "Cash Equity" means the amount contributed to Borrower by Holding in cash for the construction of the Project (exclusive of the Site). As of the September 30, 2007, (i) the amount of the Cash Equity which has been contributed by Holding to Borrower was $94,190,000 (excluding the value of the Site) and (ii) the minimum remaining Cash Equity to be contributed by Holding to Borrower was $115,810,000.

        "Cash Equivalents" means:

          (a)   Dollars;

          (b)   securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

          (c)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of P-1 or better from Moody's Investors Service, Inc. or A-1 or better from Standard & Poor's Rating Services;

          (d)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition;

          (f)    securities issued and fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least "A" by Moody's Investors Service, Inc. or Standard & Poor's Rating Services and having maturities of not more than six months from the date of acquisition; and

          (g)   money market funds at least 95% of the assets of which are assets of the types described in clauses (a) through (f) of this definition.

        "CC&Rs" means the Declaration of Covenants, Conditions and Restrictions dated as of January 3, 2006, made by Green Valley Associates, LLC, a Nevada limited liability company, with respect to the master planned community referred to therein as "Aliante," and recorded in the Official Records of Clark County, Nevada in Book 20060106 as Instrument 0003358.

        "Change in Control" means the occurrence of any of the following:

          (a)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (b)   Station and the Greenspun Entities, or either of them, cease to be the Beneficial Owners, directly or indirectly, of 100% of the Voting Stock of Borrower, whether as a result of issuance of securities of Borrower, any merger, consolidation, liquidation or dissolution of Borrower, or any direct or indirect transfer of securities by Borrower;

          (c)   The Manager (or any other wholly-owned Subsidiary of Station) ceases to be the manager under the Operating Agreement or ceases to be wholly owned by Station.

        For the avoidance of doubt, neither (i) the transfer from time to time by the various Persons which directly or indirectly are the owners of the Greenspun Member of their respective interests in the Greenspun Member, nor (ii) the consummation of the proposed acquisition of Station by Fertitta Colony Partners shall be deemed to constitute a Change in Control.

        "Closing Date" means the time and Business Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

        "Collateral" means all of the collateral covered by the Collateral Documents.

        "Collateral Assignments" means the Collateral Assignments executed and delivered by the Borrower on the Closing Date pursuant to which the Construction Contracts in connection with the Project, the prime architectural contract with the Architect in connection with the Project, and any other agreements deemed material to the Project by the Administrative Agent in its reasonable judgment are assigned to the Administrative Agent for the benefit of the Secured Parties, including the executed consents of the counterparties to such agreements (i.e., the General Contractors, engineer and Architect), either as originally executed or as they may from time to time be supplemented, modified, amended, extended or supplanted.

        "Collateral Documents" means, collectively, the Security Agreement, the Trademark Collateral Assignment, the Deed of Trust, the Holding Pledge Agreement, the Greenspun Pledge Agreement, the Control Agreements, the Collateral Assignments and any other security agreement, pledge agreement, deed of trust, mortgage or other collateral security agreement hereafter executed and delivered by Borrower or any of its Subsidiaries to secure the Obligations.

        "Commitment Fee Rate" means the applicable per annum percentage set forth in the definition of "Applicable Margin".

        "Commitments" means, the Revolving Commitment and the Construction Loan Commitment (including the commitment to convert Construction Loans to Converted Term Loans pursuant to Section 2.8), but excludes the Converted Term Loans.

        "Common Stock" means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Closing Date or issued thereafter.

        "Completion Date" means that each of the following has occurred: (a) the Opening Date has occurred; (b) each of the General Contractors have certified to the Administrative Agent and the Construction Consultant that the Project is substantially complete, and shall have delivered a comprehensive punchlist for all remaining items of construction, and (c) the General Contractors and all other contractors, subcontractors, materialmen and vendors to the Project have been paid in full (other than (i) retainage amounts and other amounts which are being withheld in accordance with the provisions of the relevant contract, (ii) amounts related to any punchlist items, and (iii) amounts contested in good faith by Borrower by appropriate proceedings, as to which cash reserves have been established in an amount approved by the Administrative Agent).

        "Completion Guarantors" means Station and GC Investments (an Affiliate of The Greenspun Corporation).

        "Completion Guaranty" means the Completion Guaranty of even date herewith executed by the Completion Guarantors in favor of the Administrative Agent and the other Secured Parties, either as originally executed, or as the same may from time to time be supplemented, modified, amended, restated or extended.

        "Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

        "Consolidated Interest Expense" means, for any period, the total interest expense of Borrower and its consolidated Restricted Subsidiaries, including (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and (vi) net costs under Interest Rate Protection Agreements.

        "Consolidated Net Income" means, for any period, the net income of Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP less the Tax Amount for such period; provided, however, that there shall not be included in such Consolidated Net Income:

          (i)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) Borrower's equity in the net income of any such Person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below); and (B) Borrower's equity in the net loss of any such Person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause (v) below);

          (ii)   any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Borrower, except that (A) Borrower's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed and (B) Borrower's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (iii)  any gain or loss, together with any related provision for taxes on such gain or loss, realized upon the sale or other disposition of any property, plant or equipment of Borrower or its consolidated Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss, together with any related provision for taxes on such gain or loss, realized upon the sale or other disposition of any Capital Stock of any Person;

          (iv)  the cumulative effect of a change in accounting principles;

          (v)   the net loss or gain of any Unrestricted Subsidiary; and

          (vi)  extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such extraordinary or nonrecurring gains or losses.

        "Construction Consultant" means Professional Associates Construction Services, Inc. or any other construction consultant appointed by the Administrative Agent with the approval of the Requisite Lenders.

        "Construction Consultant Engagement Letter" means the engagement letter dated September 30, 2007 between Bank of America and the Construction Consultant.

        "Construction Contracts" means the construction contracts between Borrower and each of the General Contractors.

        "Construction Lender" means each Lender having a Pro Rata Share of the Construction Loans and Construction Loan Commitment.

        "Construction Loan" means the aggregate of the Advances made at any one time by the Construction Lenders under the Construction Loan Commitment. For the avoidance of doubt, the Converted Term Loans shall not constitute Construction Loans.

        "Construction Loan Commitment" means, subject to Section 2.5, $410,000,000, (including the obligation to convert the Construction Loans to Converted Term Loans pursuant to Section 2.8), but excludes the Converted Term Loans.

        "Construction Loan Notes" means any of the promissory notes made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share of the Construction Loan Commitment, substantially in the form of Exhibit C-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "Construction Plans" means (a) as of the Closing Date, the construction plans for the Project heretofore delivered to the Construction Consultant, and (b) as of each subsequent date, any amendments and refinements of such construction plans made in conformity with the provisions of this Agreement.

        "Construction Progress Report" a monthly status report prepared by the Construction Consultant describing in reasonable detail the progress of the construction of the Project.

        "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

        "Control Agreements" has the meaning specified in Section 6.18.

        "Converted Term Loan Lender" means each Lender having a Pro Rata Share of the Converted Term Loans.

        "Converted Term Loan Note" means any of the promissory notes made by Borrower to a Lender evidencing the Converted Term Loans made by that Converted Term Loan Lender, substantially in the form of Exhibit C-3, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "Converted Term Loans" has the meaning set forth in Section 2.8.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

        "Deed of Trust" means the Construction Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed and delivered by Borrower on the Closing Date in respect of the Site and the improvements thereon, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

        "Default Rate" means the interest rate prescribed in Section 3.10.

        "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Loans, participations in the Letter of Credit Usage or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

        "Designated Bridge Equity Contributions" means any voluntary contributions to the equity capital of Borrower made following the Closing Date which are in excess of the Cash Equity otherwise required by this Agreement and which fulfill the following requirements:

          (a)   prior to the receipt of such equity contributions, Borrower shall have suffered a casualty loss in respect of the Project for which no insurance proceeds shall have yet become available; and

          (b)   Borrower shall, prior to or substantially concurrently with receipt of such contributions, have delivered a notice to the Administrative Agent stating the amount of such contributions as "Designated Bridge Equity Contributions" pursuant to this Agreement.

It is acknowledged that any Designated Bridge Equity Contributions shall be completely voluntary, and that this definition does not augment the obligations of the parties to the Completion Guaranty.

        "Designated Eurodollar Market" means, with respect to any LIBOR Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in both the London and Cayman Islands Eurodollar Markets are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that neither the London nor the Cayman Islands Eurodollar Market represents at the relevant time the effective pricing to the Lenders for deposits of Dollars in such Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrower and the Requisite Lenders.

        "Development Agreement" means the Development Agreement between the City of North Las Vegas and North Valley Enterprises, LLC, dated as of January 16, 2002.

        "Dollars" or "$" means United States dollars.

        "Draw Package" is defined in Section 8.3.

        "EBITDAM" means, for any fiscal period, Consolidated Net Income for that period, plus Consolidated Interest Expense, the Tax Amount, Management Fees, depreciation expense, Amortization Expense, Pre-Opening Expenses and any non-cash expenses (in each case to the extent deducted in computing such Consolidated Net Income). Notwithstanding the foregoing, the Consolidated Interest Expense, Tax Amount, Management Fees, depreciation expense, Amortization Expense, Pre-Opening Expense and any noncash amortization of debt issuance cost of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDAM in the same proportion that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 11.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.8(b)(iii)); provided that neither the Members nor their Affiliates shall be "Eligible Assignees," and that to the extent required under applicable Gaming Laws, each Eligible Assignee must be registered with, approved by, or not disapproved by (whichever may be required under applicable Gaming Laws), all applicable Gaming Authorities.

        "Equity Cure" is defined in Section 6.14(c).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

        "ERISA Affiliate" means each Person (whether or not incorporated) which is required to be aggregated with Borrower pursuant to Section 414 of the Code.

        "Eurodollar Market" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

        "Event of Default" shall have the meaning provided in Section 9.1.

        "Excess Cash Flow" means, in respect of each Fiscal Year, an amount equal to EBITDAM for that Fiscal Year minus Management Fees paid in cash during that Fiscal Year, minus Consolidated Interest Expense for that Fiscal Year to the extent payable in cash, minus Capital Expenditures made in cash during that Fiscal Year (other than any Capital Expenditures which are included in the Budget), minus the Tax Amount for that Fiscal Year, minus any increase in working capital (or plus any decrease in working capital) during that Fiscal Year, minus any scheduled principal payments with respect to Indebtedness of Borrower and its Subsidiaries during that Fiscal Year and minus any voluntary prepayments of the Obligations during that Fiscal Year (in the case of Obligations under the Revolving Commitments, to the extent such prepayments are accompanied by a concurrent reduction in the amount of the Revolving Commitments).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Executive Committee" has the meaning set forth in the Operating Agreement.

        "Executive Committee Approval" means the affirmative unanimous approval of all members of the Executive Committee certified by the Manager to have been duly adopted by the Executive Committee and to be in full force and effect on the date of such certification.

        "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

        "Fee Letter" means the letter agreement, dated as of the Closing Date, among Borrower, the Administrative Agent and BAS relating to certain fees.

        "FF&E" means furniture, fixtures or equipment used in the ordinary course of the business of Borrower or its Restricted Subsidiaries.

        "FF&E Financing" means Indebtedness used to finance the acquisition or lease by Borrower or its Restricted Subsidiaries of FF&E and which is secured by a Lien on such FF&E.

        "Final Completion Date" means the date following the Completion Date upon which the Project (either as a whole or severally as to all of its material components) has received a final certificate of occupancy (or any legal equivalent thereof), the Administrative Agent has received evidence of payment or settlement of all construction related claims, and an acceptable endorsement to its title insurance policy in respect thereto (or, to the extent of any disputed claims, all such claims are fully bonded in a manner acceptable to the Administrative Agent without recourse or liability to Borrower or any of its Subsidiaries).

        "Fiscal Quarter" means the fiscal quarter of Borrower ending on each March 31, June 30, September 30 and December 31.

        "Fiscal Year" means the fiscal year of Borrower ending on each December 31.

        "Fixed Charge Coverage Ratio" means, as of each date of determination, the ratio of (a) EBITDAM for the twelve month period ending on that date minus the sum without duplication of Maintenance Capital Expenditures, Management Fees, and other Restricted Payments (including tax distributions) made by the Borrower and the Restricted Subsidiaries during that period, to (b) Consolidated Interest Expense for such period plus required principal payments for such period; provided that as of each date of determination which occurs during the twelve month period following the Opening Date, both the numerator and denominator of this ratio shall be calculated for the period consisting of all Post Opening Fiscal Quarters ending prior to that date.

        "Force Majeure Event" means the occurrence of any strikes, lockouts or other labor trouble; the occurrence of fire, flood, earthquake, hurricane, tornado, sandstorm or other casualty; governmental preemption; breakdown, accident or other acts of God; acts of war, terrorism, insurrection, civil strife and commotion; any enactment, promulgation or amendments of any Law or order of any legislature or Governmental Agency or any department or subdivision thereof; any litigation not commenced by Borrower or any of its Subsidiaries or their Affiliates; or any other event that occurs after the date of this Agreement that is outside the control of Borrower or its Subsidiaries or Affiliates (excluding any event or circumstance which with reasonable diligence or investigation is foreseeable as of the date of this Agreement); in each such case which shall make it physically impossible, unlawful or commercially impracticable to continue construction of or to complete the Project; provided, however, that the following shall not constitute Force Majeure Events: (i) any condition, defect, or physical circumstance of the land, buildings or improvements which now exists or which should have been known or discovered with the exercise of reasonable diligence or investigation, including errors, omissions or defects in construction, plans or development, (ii) the amendment of the Construction Plans or Timetable in a manner which is prohibited hereby or omissions or defects in the Construction Plans or Timetable, (iii) increase in the cost of labor, materials and equipment as the result of ordinary cyclical or seasonal forces, or general inflation, (iv) any failure of any contractor or subcontractor, vendor or other supplier (that itself is not caused by a Force Majeure Event) to perform at the times, at the price or in the manner contracted for or to adhere to the Construction Plans or Timetable, or (v) any defects, errors or omissions in any construction contract, subcontract, supply contract, or the Budget.

        "Foreign Lender" has the meaning specified in Section 11.21(a)(1).

        "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "Funded Indebtedness" means, as of each date of determination, the principal amount of all Indebtedness of Borrower and its Restricted Subsidiaries of the types described in clauses (1), (2), (3), (4) and (6) of the definition of "Indebtedness."

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Borrower Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date.

        "Gaming Authority" means the Nevada Gaming Commission, the Nevada Gaming Control Board or any other Governmental Agency which now or any time after the date of this Agreement has, jurisdiction over all or any portion of the gaming activities of Borrower or any of its Subsidiaries or any successor to such authorities.

        "Gaming Laws" means all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower within its jurisdiction, including, without limitation, the Nevada Gaming Control Act, codified as Nevada Revised Statutes Chapter 463 and the regulations promulgated thereunder.

        "Gaming License" of any Person means every license, franchise or other authorization on the date of this Agreement or thereafter required to own, lease, operate or otherwise conduct the gaming operations of such Person, including, without limitation, all such licenses granted under the Nevada Gaming Control Act as from time to time amended, or any successor provision at law, the regulations of Gaming Authorities and other applicable laws.

        "GC Investments" means G.C. Investments, LLC, a Nevada limited liability company.

        "General Contractors" means, collectively, The PENTA Building Group, Inc., Station Construction, LLC and Bomel Construction Co., Inc., and any successor or replacement contractors designated by Borrower and reasonably approved by the Administrative Agent.

        "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including any Gaming Authority), or (c) any court or administrative tribunal of competent jurisdiction.

        "Greenspun Corporation" means The Greenspun Corporation, a Nevada corporation.

        "Greenspun Entities" means, collectively, Susan Greenspun Fine, Daniel Greenspun, Jane Greenspun Gale, and Brian Greenspun, their spouses and lineal descendants or trusts for the benefit of such Persons or their spouses and lineal descendants if such Persons or their spouses or their lineal descendants are the trustees therefor.

        "Greenspun Member" means G.C. Aliante, LLC, a Nevada limited liability company, its successors and permitted assigns.

        "Greenspun Pledge Agreement" means the Greenspun Pledge Agreement of even date herewith executed by GC Investments in favor of the Administrative Agent and the other Secured Parties, either as originally executed, or as the same may from time to time be supplemented, modified, amended, restated or extended, or replaced. It is acknowledged that, pursuant to the terms of the Greenspun Pledge Agreement, the pledge of securities contemplated to be made by GC Investments thereunder may be replaced with a pledge of not less than $35,000,000 of cash or marketable securities by an Affiliate of the Greenspun Corporation which is reasonably acceptable to the Administrative Agent pursuant to a replacement pledge agreement executed by such Affiliate in a form similar to the Greenspun Pledge Agreement.

        "Guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

        "Hard Costs Line Items" means the line items set forth in the Budget headed "Design", "General Construction", "FF&E Hard", "Kitchen Equipment", "Signage", "Testing and Inspection," "Permits and Fees," "Legal and Audit" and "Design and Construction Administration."

        "Hazardous Materials" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

        "Hazardous Materials Laws" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

        "Hedge Banks" means any Person that, at the time it becomes a counterparty to a Hedging Obligation with Borrower, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedging Obligation.

        "Hedging Agreements" means, collectively:

          (a)   interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

          (b)   commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

          (c)   foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under any Hedging Agreements.

        "Holding" means Aliante Holding, LLC, a Nevada limited liability company, which owns 100% of the Equity Interests in Borrower.

        "Holding Pledge Agreement" means the pledge agreement executed and delivered by Holding on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Holding Pledged Collateral" means the member's interests in Borrower and related "Pledged Collateral" (as such term is defined in the Holding Pledge Agreement) owned by Holding and pledged to the Secured Parties pursuant to the Holding Pledge Agreement.

        "In-Balance Certificate" means a certificate substantially in the form attached to this Agreement as Exhibit H.

        "In-Balance Test" means, as of each date of determination, that the Available Funds equal or exceed the Remaining Costs. The In-Balance Test is "satisfied" when Available Funds equal or exceed Remaining Costs.

        "Incentive Management Fees" has the meaning set forth in the Operating Agreement.

        "Indebtedness" means, with respect to any specified Person, any obligations or indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   in respect of Capital Lease Obligations;

          (5)   in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

          (6)   representing net obligations under Hedging Obligations; or

          (7)   all Guarantees by that Person of any obligation or indebtedness of any other Person of the types described in clauses (1) through (6) above.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

          (a)   the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (b)   the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Indemnified Liabilities" has the meaning set forth in Section 11.11.

        "Indemnitees" has the meaning set forth in Section 11.11.

        "Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks and patents.

        "Interest Differential" means, with respect to any prepayment of a LIBOR Loan on a day other than the last day of the applicable Interest Period and with respect to any failure to borrow a LIBOR Loan on the date or in the amount specified in any Request for Loan, (a) LIBOR payable (or, with respect to a failure to borrow, LIBOR which would have been payable) with respect to the LIBOR Loan minus (b) LIBOR on, or as near as practicable to the date of the prepayment or failure to borrow for a LIBOR Loan with an Interest Period commencing on such date and ending on the last day of the Interest Period of the LIBOR Loan so prepaid or which would have been borrowed on such date.

        "Interest Period" means, as to each LIBOR Loan, a period of 1, 2, 3 or 6 months (or, with the written consent of all of the Lenders, any other period) as designated by Borrower; provided that (a) the first day of each Interest Period must be a Business Day, (b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (c) no Interest Period may extend beyond the Maturity Date.

        "Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect Borrower or any Restricted Subsidiary against fluctuations in interest rates.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        If Borrower or any Restricted Subsidiary of Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Borrower, then Borrower or that Restricted Subsidiary shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by Borrower or any Restricted Subsidiary of Borrower of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

        "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

        "Issuing Lender" means Bank of America.

        "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

        "L/C Borrowing" means an extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.

        "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

        "Lead Arrangers" means each of the Persons designated as such in the preamble to this Agreement, in their capacities as joint lead arrangers and joint book managers of the credit facilities described herein.

        "Lender" has the meaning set forth in the preamble to this Agreement and, as the context requires, includes the Swing Line Lender.

        "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.

        "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

        "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

        "Letter of Credit Fee" means the applicable per annum percentage set forth in the definition of "Applicable Margin".

        "Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.

        "Letters of Credit" means any of the letters of credit issued by the Issuing Lender under the Revolving Commitment pursuant to Section 2.4, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.

        "Leverage Ratio" means, as of the last day of each Fiscal Quarter, the ratio of (a) the aggregate outstanding principal amount of the Funded Indebtedness as of that date, to (b) EBITDAM for the twelve month period ending on that date; provided that as of each date of determination which occurs during the twelve month period following the Opening Date, EBITDAM shall be calculated for the period consisting of all Post Opening Fiscal Quarters which have then occurred, and annualized on a straight line basis.

        "LIBOR" means for any Interest Period with respect to any LIBOR Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR =	LIBO Base Rate 1.00 – Reserve Percentage

        Where, "LIBO Base Rate" means, for such Interest Period:

          (a)   the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (b)   if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (c)   if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

        "LIBOR Advance" means an Advance made hereunder and specified to be a LIBOR Advance in accordance with Article 2.

        "LIBOR Lending Office" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Lender, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.

        "LIBOR Loan" means a Loan made hereunder and specified to be a LIBOR Loan in accordance with Article 2.

        "LIBOR Margin" means the applicable per annum percentage set forth in the definition of "Applicable Margin".

        "License Revocation" means, after the date upon which Borrower has been issued a Gaming License, (a) the revocation, involuntary failure to renew or suspension of any such Gaming License covering any casino or gaming facility of Borrower, (b) the appointment by any Gaming Authority or any court pursuant to the request of any Gaming Authority of a receiver, supervisor or similar official with respect to any such gaming facility or (c) the involuntary closure of any such casino or gaming facility pursuant to an order of any Gaming Authority.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Loan" means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2. For the avoidance of doubt, Converted Term Loans shall constitute Loans.

        "Loan Documents" means, collectively, this Agreement, the Notes, any Subsidiary Guaranty, the Completion Guaranty, the Letters of Credit, the Collateral Documents, any Secured Bank Products Agreement, any Secured Hedging Obligation, the Member Subordination Agreement, the Swing Line Note, the Fee Letter, any Request for Loan, any Compliance Certificate, any Pricing Certificate, any In-Balance Certificate, any Remaining Cost Reports and any other agreements of any type or nature hereafter executed and delivered by Borrower, the Subsidiaries of Borrower, Holding, the Members, or any Affiliate of the Members to the Administrative Agent, any Lender, the Issuing Lender or the Swing Line Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

        "Maintenance Capital Expenditures" means Capital Expenditures made following the Opening Date to the extent that (a) such Capital Expenditures are not contemplated by the Budget, and (b) such Capital Expenditures are used to replace or refurbish components of, or repair the Project (rather than to add additional material features or amenities).

        "Majority Lenders" means, as of each date of determination, Lenders holding a majority in interest of the outstanding Loans, Swing Line Loans and Letters of Credit hereunder, provided, however that at such times as any of the Commitments are in effect, the principal amount thereof shall be treated as outstanding for the purposes of determining the Majority Lenders.

        "Majority Revolving Lenders" means, as of each date of determination, Lenders holding a majority in interest of the Revolving Outstandings hereunder, provided, however that at such times as the Revolving Commitments are in effect, the principal amount thereof shall be treated as outstanding for the purposes of determining the Majority Revolving Lenders.

        "Management Fees" means the Base Management Fees and Incentive Management Fees payable pursuant to the Operating Agreement.

        "Manager" means Aliante Station, LLC, and its corporate successors or any successor manager appointed pursuant to the terms of the Operating Agreement.

        "Margin Stock" means "margin stock" as such term is defined in Regulation U.

        "Material Adverse Effect" means any set of circumstances or events which has had or could reasonably be expected to have (a) a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or upon the Project, (b) an adverse effect on the ability of the Borrower or any of its Restricted Subsidiaries to perform its obligations under the Loan Documents or (c) an adverse effect on the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

        "Maturity Date" means October 5, 2012.

        "Member Subordination Agreement" means the subordination agreement executed by each of the Members on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Members" means, collectively, the Greenspun Member and the Station Member.

        "Minimum Project Standards" means construction of the Project with the following amenities: (i) a hotel tower with not less than 201 guest rooms and suites, (ii) not less than 10,000 square feet of banquet and meeting space, (iii) not less than four restaurants and a food court, (iv) a movie theater with not less than 12 screens, (v) not less than 2,500 gaming devices (as such term is defined in Nevada Revised Statutes Section 463.0155) and 30 table games, and (vi) surface or garage parking for not fewer than 4,500 vehicles.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

        "Net Availability" means, as of each date of determination, the aggregate principal amount then available to be borrowed under this Agreement minus the amount of the Operating Reserve.

        "Net Proceeds" means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of Borrower, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by Borrower or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by Borrower or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by Borrower or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of clause (a) and (b), at that time become Net Proceeds.

        "Non-Consenting Lender" has the meaning set forth in Section 11.2 of this Agreement.

        "Notes" means, collectively, the Revolving Notes, the Construction Loan Notes and the Converted Term Loan Notes.

        "Obligations" means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to the Administrative Agent or the Lenders or any one or more of them (or in the case of any Secured Bank Products Agreement or any Secured Hedging Obligation, owed to any Lender or any Affiliate of a Lender), under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

        "OFAC" means the U.S. Office of Foreign Assets Control.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

        "Officer's Certificate" means a certificate signed on behalf of Borrower by the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Borrower or the Manager, that meets the requirements of this Agreement.

        "Opening Date" means the date upon which the Project is legally open for business to accommodate gaming patrons, with all material facilities and amenities described in the Construction Plans substantially completed, including all gaming spaces and not less than 95% of the planned rooms ready to accommodate hotel guests.

        "Operating Account" means Borrower's primary operating deposit account.

        "Operating Agreement" means the Amended and Restated Operating Agreement of Aliante Gaming, LLC dated as of January 6, 2006, as the same may be further amended from time to time in accordance with Section 6.12.

        "Operating Reserve" means a reserve against the Commitments in the amount of $10,000,000 established pursuant to Section 2.1(c).

        "Participant" has the meaning specified in Section 11.8(d).

        "Party" means any Person other than the Administrative Agent, the Lenders, the Issuing Lender, any Affiliate of any Lender and the trustee under the Deed of Trust, which now or hereafter is a party to any of the Loan Documents.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its ERISA Affiliates or to which Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute.

        "Permits" means all authorizations, consents, decrees, licenses, permits, waivers, privileges, approvals from and filings with all Governmental Agencies necessary for the construction, development, ownership, lease or operation of the Project in accordance with this Agreement and the Construction Plans.

        "Permitted Business" means the design, development, construction and operation of the Project and any other businesses reasonably related or ancillary thereto, but not any businesses which involve the conduct of gaming or lodging businesses at locations other than the Site (or any other property associated with the Site which is subject to the Lien of the Deed of Trust).

        "Permitted Investments" means:

          (1)   any Investment in Borrower or in any of its Restricted Subsidiaries;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by Borrower or any Restricted Subsidiary of Borrower in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Borrower or a Restricted Subsidiary;

          (4)   any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests of the Borrower;

          (5)   any Investments received in compromise or resolution of obligations of (a) trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other similar disputes;

          (6)   any Investments made in settlement of gambling debts incurred by patrons of the Borrower or any of its Restricted Subsidiaries which settlements have been entered into in the ordinary course of business;

          (7)   loans and advances to officers, directors and employees in an aggregate amount not to exceed $2,500,000 outstanding at any time;

          (8)   Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (9)   advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Borrower or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

          (10) commission, payroll, travel and similar advances to officers and employees of Borrower or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP; and

          (11) other Investments made following the Completion Date in any Person (provided that any such Person is not an Affiliate of Borrower or is an Affiliate of Borrower solely because Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11), not to exceed $10,000,000.

        "Permitted Liens" means:

          (1)   Liens in favor of Borrower or any of its Restricted Subsidiaries;

          (2)   Liens on property existing at the time of acquisition thereof by Borrower or any Restricted Subsidiary of Borrower, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Borrower or the Restricted Subsidiary;

          (3)   Liens existing on the Closing Date and referred to in the policy of title insurance referred to in Section 8.1(a);

          (4)   Liens on personal property and fixtures having an aggregate value not in excess of $15,000,000 incurred following the Opening Date securing Indebtedness of the type described in Section 6.3(c); provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

          (5)   Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other social security obligations;

          (6)   Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

          (7)   carriers', warehousemen's, materialmen's and mechanics' Liens, in each case incurred in the ordinary course of business, provided that:

            (i)    prior to the Final Completion Date, no such Liens shall remain unsatisfied as of any date of determination in respect of unpaid claims which are in an aggregate amount which is in excess of $1,000,000 unless the Administrative Agent concurs that such claims are in excess of the amount which Borrower is reasonably likely to be required to pay the related claimant; and

            (iii)  in no event shall the Project or any other property subject thereto be subject to an imminent risk of seizure, levy or forfeiture;

          (8)   judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

          (9)   Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower or any Subsidiary thereof on deposit with or in possession of such bank;

          (10) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction); and

          (11) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and all such expenses incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Loans and is subordinated in right of payment to the Loans on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (4)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Loans, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Loans; and

          (5)   such Indebtedness is incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; or (b) Borrower, but only if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred by Borrower.

        "Permitted Restricted Payments" means any of the following Restricted Payments:

          (1)   Restricted Payments in the amount of any Designated Bridge Equity Contributions theretofore made to Borrower (and not previously the subject of any Restricted Payment), but only to the extent that the Borrower has received insurance proceeds relating to the casualty loss in respect of which such Designated Bridge Equity Contributions were received in an amount which is not less than the amount of such Restricted Payments;

          (2)   the payment of any dividend by a Restricted Subsidiary of Borrower to Borrower;

          (3)   the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Loans with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness with respect to such Indebtedness;

          (4)   following the Completion Date, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower or any Restricted Subsidiary held by any current or former employee or director of Borrower (or any of its Restricted Subsidiaries) (a) upon the death, disability or termination of employment of such director, officer, employee or consultant or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements entered into in the ordinary course of business, or (b) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year shall not exceed $1,000,000;

          (5)   so long as Borrower is treated as a pass-through entity for United States federal income tax purposes, distributions to equity owners of Borrower in an amount with respect to any taxable year beginning with the 2007 taxable year not to exceed the Tax Amount for such taxable year and, in the case of 2007, only to the extent that such amounts have not been distributed prior to the date of this Agreement (it being understood that Borrower may distribute the Tax Amount for any taxable year in four quarterly installments at times reasonably designed to enable its equity owners to pay estimated taxes on taxable income allocated to them by Borrower with respect to such taxable year, the amount of each installment to be based on estimates of the excess of (x) the Tax Amount that would have been payable from the beginning of such taxable year through the end of the month preceding the date of such distribution being a taxable year over (y) distributions attributable to all prior periods during such taxable year with any over-distributions for a taxable year reducing the Tax Amount distributable with respect to the next succeeding taxable year);

          (6)   payment following the Opening Date of (i) Management Fees and (ii) other amounts due to the Manager, in each case, pursuant to the Operating Agreement to the extent permitted by Section 6.11;

          (7)   the redemption, repurchase, retirement or other acquisition of any Equity Interest or Indebtedness of Borrower to the extent required by a Gaming Authority or, if determined in the good faith judgment of the Executive Committee of the Borrower, to prevent the loss or to secure the grant or establishment of any Gaming License or other right to conduct lawful gaming operations in each case relating to the Project;

          (8)   other Restricted Payments declared and made following the Final Completion Date in an aggregate amount not to exceed $5,000,000 during the term of this Agreement; and

          (9)   other Restricted Payments declared and made following the Final Completion Date, provided that:

            (i)    giving effect to the making of such Restricted Payment, the ratio of (a) the aggregate outstanding principal amount of the Funded Indebtedness on the date of such Restricted Payment, to (b) EBITDAM for the twelve month period ending on the last day of the most recent Fiscal Quarter for which a Compliance Certificate is required to have been delivered as of that date, is not in excess of 4.25:1.00; and

            (ii)   the aggregate amount of the Restricted Payments made pursuant to this clause (9) shall not exceed $40,000,000 during the term of this Agreement or $15,000,000 in any twelve month period.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Post Opening Fiscal Quarter" means each Fiscal Quarter which begins on or after the Opening Date.

        "Pre-Opening Expenses" means, with respect to any fiscal period, the amount of expenses (other than Consolidated Interest Expense) classified as "pre-opening expenses" on the applicable consolidated financial statements of Borrower and its Restricted Subsidiaries for such period, prepared in accordance with GAAP consistently applied.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

        "Pricing Certificate" means a certificate in the form of Exhibit D, properly completed and signed by a Senior Officer.

        "Pricing Level" means for each Pricing Period, the pricing level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

Pricing Level	Leverage Ratio
I	Less than or equal to 3.50 to 1.00
II	Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00
III	Greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00
IV	Greater than 4.50 to 1.00 but less than or equal to 5.00 to 1.00
V	Greater than 5.00 to 1.00 but less than or equal to 5.50 to 1.00
VI	Greater than 5.50 to 1.00

provided that (a) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Pricing Certificate is delivered the Pricing Level for that Pricing Period shall be Pricing Level VI, and (b) if any Pricing Certificate is subsequently determined to be in error, then the resulting change in the Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period.

        "Pricing Period" means, each consecutive period of three months commencing on each February 16, May 16, August 16 and November 16.

        "Pro Rata Share" means, as of each date of determination, and with respect to each Lender, the percentage of the applicable Commitment held by that Lender as of that date or the percentage of the aggregate outstanding principal amount of the Converted Term Loans held by the Lender at such date, as the context may require. As of the Closing Date, the Pro Rata Shares of the Commitments are as set forth on Schedule 2.1.

        "Project" means the design, development and construction of the Aliante Station Hotel and Casino on the Site in accordance with the Construction Plans and Timetable.

        "Project Costs" means costs incurred in conformity with the Budget for the design, development, construction, equipping and opening of the Project, including all interest expense in respect of the Obligations prior to the Opening Date.

        "Projections" means the financial projections circulated to Lenders as a part of the Confidential Offering Memorandum dated August, 2007.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Quarterly Payment Date" means each March 31, June 30, September 30, and December 31 following the Closing Date.

        "Real Property" means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower and its Restricted Subsidiaries.

        "Realized Savings" means, in respect of each line item of the Budget, a decrease in the anticipated cost to complete the work or acquire the goods and services contemplated by such line item which (i) results from a decrease in the anticipated cost to complete the work which Borrower is able to demonstrate to the reasonable satisfaction of the Administrative Agent and the Construction Consultant, or (ii) results from a Scope Change which complies with the requirements of this Agreement and results, to the reasonable satisfaction of the Administrative Agent and the Construction Consultant, in a quantifiable decrease in materials, supplies, or required services, in each case, which is documented by Borrower to the reasonable satisfaction of the Administrative Agent and the Construction Consultant.

        "Regulation U" means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

        "Reinvestment Period" means, in respect of each receipt of proceeds from any casualty insurance, condemnation, eminent domain or similar takings, a period of 360 days following the receipt thereof, provided that such period may be extended to the date which is 90 days following the execution by Borrower or its relevant Restricted Subsidiary of a binding agreement to purchase or construct Replacement Assets if such binding agreement is executed within the original 360-day period.

        "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, managers, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Remaining Cost Report" means a report substantially in the form attached to this Agreement as Exhibit G.

        "Remaining Costs" means, as of each date of determination, the amount reflected in the then most recent Remaining Cost Report as the remaining Project Costs which must be expended to achieve completion of the Project (including as a cost, the Required Minimum Contingency), which shall include the entire amount of any disputed claims with the General Contractors, except to the extent that the Construction Consultant determines the claim asserted by the relevant General Contractor is in excess of the amount which is reasonably likely to be due to that General Contractor.

        "Replacement Assets" means (1) assets that shall be used or useful in a Permitted Business (which assets may be current assets only to the extent that the assets being replaced were current assets), (2) hard and soft costs related to works of improvement in respect of a Permitted Business, or (3) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that shall become on the date of acquisition thereof a Restricted Subsidiary.

        "Request for Loan" means a written request for a Loan substantially in the form of Exhibit E, signed by a Responsible Official of Borrower, on behalf of Borrower, and properly completed to provide all information required to be included therein.

        "Required Minimum Contingency" means, as of each date of determination, the amount calculated as follows:

          (a)   As of the Closing Date, $33,300,000;

          (b)   From time to time thereafter, $23,300,000 minus ($23,300,000 times PC):

Where: PC	= Percentage of the aggregate costs described in the Hard Costs Line Items which have been expended as of the relevant date.

        "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

        "Requisite Lenders" means, as of any date of determination:

          (a)   if the Commitments are then in effect, both (i) the Majority Lenders, and (ii) to the extent that Revolving Lenders would be adversely affected thereby (or to the extent that the Lenders holding the Construction Loans or Converted Term Loans would receive a pricing increase or other benefit not extended to the Revolving Lenders), the Majority Revolving Lenders; and

          (b)   if the Commitments have then been terminated and there are then any outstanding Obligations, the Majority Lenders.

        "Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently referred to as "eurocurrency liabilities"). LIBOR for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

        "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer, manager or member of such Person, general partner of such Person, corporate officer or member of a corporate general partner of such Person, or corporate officer or member of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Borrower or such Subsidiary; provided that such Responsible Official has been designated as a Responsible Official for purposes of this Agreement in a written notice signed by a Senior Officer and delivered to the Administrative Agent, which notice has not been canceled or superseded.

        "Restricted Payment" means any transaction pursuant to which Borrower or any of its Restricted Subsidiaries, directly or indirectly:

          (a)   declares or pays (without duplication) any dividend or makes any other payment or distribution on account of Borrower's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of Borrower's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests of Borrower or (y) to Borrower or a Restricted Subsidiary of Borrower);

          (b)   purchases, redeems or otherwise acquires or retires for value (including, without limitation, in connection with any merger or consolidation involving Borrower or any of its Restricted Subsidiaries) any Equity Interests of Borrower, any Restricted Subsidiary thereof, or any direct or indirect parent of Borrower; or

          (c)   makes any payment on or with respect to, or purchases, redeems, defeases or otherwise acquires or retires for value any Indebtedness that is subordinated to the Loans, except (x) a scheduled payment of interest or a payment of principal at the Stated Maturity thereof or (y) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Revolving Commitment" means, subject to Section 2.5, $20,000,000.

        "Revolving Lender" means each Lender having a Pro Rata Share of the Revolving Loans, the Letters of Credit, the Swing Line Loans and the Revolving Commitment.

        "Revolving Loans" means the aggregate of the Advances made at any one time by the Revolving Lenders under the Revolving Commitment.

        "Revolving Notes" means any of the promissory notes made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit C-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "Revolving Outstandings" means the sum of (i) the outstanding aggregate principal amount of all Revolving Loans, plus (ii) the Swing Line Outstandings, plus (iii) the Letters of Credit Usage.

        "Sale and Leaseback Transaction" means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        "Sanctioned Person" means a person named on the list of "specially designated nationals" or "blocked persons" maintained by OFAC at www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

        "Scope Change" means any change to the physical configuration or amenities of the Project from what is described in the Construction Plans or any other change to the design, layout, architecture or quality of the Project from that which is contemplated on the Closing Date which results in the addition or elimination of any amenity having a cost in excess of $5,000,000, which increases the Project Costs by $5,000,000 or more, provided that it is acknowledged that the Construction Plans delivered on the Closing Date are preliminary in nature and that any further refinement or embellishment thereof in a manner which is not determined by the Administrative Agent and the Construction Consultant to be materially inconsistent with such Construction Plans or any subsequent refinement or embellishment thereof shall not be considered to be a "Scope Change."

        "Secured Bank Products Agreement" means any Bank Products Agreement that is entered into by and between the Borrower and any Bank Products Bank.

        "Secured Hedging Obligation" means a Hedging Obligation governed by an agreement entered into by and between the Borrower and any Hedge Bank.

        "Secured Parties" means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Swing Line Lender, the Bank Products Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.2.

        "Security Agreement" means the security agreement to be executed and delivered by Borrower on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Senior Officer" means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) any senior vice president, (e) the chief financial officer, (f) the treasurer, or (g) the secretary, in each case of Borrower or the Manager.

        "Site" means the approximately 40 acre site in North Las Vegas at the north east corner of the intersection of Aliante Parkway and County Road 215, as more particularly described on Schedule 1.1.

        "Special Eurodollar Circumstance" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Station" means Station Casinos, Inc., a Nevada corporation, and its successors (including any Person which accedes to substantially all of the assets of Station and its Subsidiaries in connection with the proposed acquisition of Station by Fertitta Colony Partners).

        "Station Member" means Aliante Station, LLC, a Nevada limited liability company, its successors and permitted assigns.

        "Subordinated Obligations" means (a) all obligations of Borrower or any of its Subsidiaries to make payments of Management Fees or other amounts under the Management Agreement to the Manager or any Affiliate thereof, (b) any other obligation of Borrower or any of its Subsidiaries to any Member or any Affiliate thereof (other than distributions made pursuant to clause (5) of the definition of "Permitted Restricted Payments"), and (c) any obligation of Borrower or any of its Subsidiaries to any other Person that is subordinated by its terms in right of payment to the Obligations or to all Indebtedness of Borrower or such Subsidiary, in a manner which is acceptable to the Requisite Lenders in their sole discretion and the terms of which, including without limitation the representations, warranties, covenants, defaults, tenor and pricing, are reasonably acceptable to the Requisite Lenders.

        "Subordination, Non Disturbance and Attornment Agreements" means subordination, non disturbance and attornment agreements entered into by the Administrative Agent at the request of Borrower with commercial tenants on the Real Property, substantially in the form of Exhibit F but with such changes thereto as may be agreed upon by the Administrative Agent in its reasonable discretion.

        "Subsidiary" means, with respect to any specified Person:

          (a)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (b)   any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Subsidiary Guaranty" means a Guarantee of the Obligations to be executed and delivered by each Restricted Subsidiary of Borrower in accordance with Section 5.10, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "Swing Line" means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.7.

        "Swing Line Lender" means Bank of America.

        "Swing Line Loans" means loans made by the Swing Line Lender to Borrower pursuant to Section 2.7.

        "Swing Line Note" means the promissory note executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

        "Swing Line Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

        "Tax Amount" means, with respect to any taxable year, the amount of the taxable income of Borrower and its Subsidiaries for such taxable year determined in accordance with GAAP, times the Applicable Tax Rate.

        "Taxes" has the meaning set forth in Section 3.13(d).

        "Test Quarter" has the meaning set forth in Section 6.14(c).

        "Timetable" means the timetable for the construction of the Project prepared by Borrower, as amended from time to time in a manner consistent with this Agreement.

        "Title Company" means Chicago Title Company, acting through its representative, Nevada Title Company, or such other title insurance company as is reasonably acceptable to the Administrative Agent.

        "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

        "Trademark Collateral Assignment" means the trademark collateral assignment executed and delivered by Borrower on the Closing Date, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

        "type", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance, or a LIBOR Loan or Advance.

        "Unexpended Cash Equity Amount" means, as of each date of determination, $115,810,000 minus the amount of Cash Equity contributed by Holding after the Closing Date and expended for the construction of the Project.

        "Unreimbursed Amount" has the meaning set forth in Section 2.4(c)(1).

        "Unrestricted Subsidiary" means any Subsidiary of Borrower that is designated by the Executive Committee as an Unrestricted Subsidiary pursuant to Executive Committee Approval and any Subsidiary of such Subsidiary.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (a)   the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

          (b)   the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

        1.2    Use of Defined Terms.     Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

        1.3    Accounting Terms.     All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Section 6.14 (i.e., the Leverage Ratio and the Fixed Charge Coverage Ratio) would be calculated in a different manner or with different components, Borrower shall continue to calculate the Leverage Ratio and the Fixed Charge Coverage Ratio in a manner consistent with GAAP as in effect immediately prior to such change, but shall provide the Administrative Agent with supporting schedules to the information required to be provided pursuant to Article 7 reconciling its calculations to GAAP (as in effect after such change) in a manner reasonably acceptable to the Administrative Agent.

        1.4    Rounding.     Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

        1.5    Exhibits and Schedules.     All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

        1.6    Miscellaneous Terms.     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)   The words "herein," "hereto," "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

          (c)   Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

          (d)   The term "including" is by way of example and not limitation.

          (e)   The term "or" is not exclusive.

          (f)    The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (g)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

        1.7    Letter of Credit Amounts.     Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum amount available to be drawn under such Letter of Credit from time to time upon satisfaction of the applicable drawing conditions, and after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

        2.1    Loans General.

          (a)    Revolving Loans.    Subject to clause (d) of this Section and to the other terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Revolving Lender shall, pro rata according to that Revolving Lender's Pro Rata Share of the then applicable Revolving Commitment, make Advances to Borrower under the Revolving Commitment in such amounts as Borrower may request that do not result in the Revolving Outstandings being in excess of the then effective Revolving Commitment, provided that (A) until the date upon which the sum of the aggregate principal amount of Construction Loans and Converted Term Loans first exceeds $300,000,000, the Operating Reserve shall be a reserve against the otherwise available amount of the Revolving Commitment and that, following such date, the Operating Reserve shall be a reserve against the Construction Loan Commitment and the Revolving Commitments in the aggregate, and (B) until the Opening Date, no Loan, Letter of Credit or Swing Line Loan shall be made which results in the Operating Reserve being less than $10,000,000. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Revolving Commitment without premium or penalty.

          (b)    Construction Loans.    Subject to clause (d) of this Section and to the other terms and conditions set forth in this Agreement, at any time and from time to time following the Closing Date through the Final Completion Date, each Construction Lender shall, pro rata according to that Construction Lender's Pro Rata Share of the then effective Construction Loan Commitment, make Advances to Borrower under the Construction Loan Commitment in such amounts as Borrower may request that do not result in the aggregate outstanding principal amount of the Construction Loans being in excess of the then effective Construction Loan Commitment. Subject to the terms and conditions set forth in this Agreement, at any time and from time to time following the Closing Date through the Maturity Date, each Construction Lender shall continue its Construction Loans in the manner contemplated by Section 2.3. No Advance under the Construction Loan Commitment which is repaid may subsequently be reborrowed, however Borrower may repay loans outstanding under the Construction Loan Commitment without premium or penalty.

          (c)    The Operating Reserve.

            (i)    The Operating Reserve is hereby established as a reserve against the available amount of the aggregate Commitments until the Opening Date.

            (ii)   The Operating Reserve shall become available on the Opening Date solely for the purpose of paying operating expenses, interest and other expenses (other than costs or expenses associated with the construction of the Project) and to finance working capital needs of the Borrower.

          (d)    Funding Order; Deposit Mechanics; Withdrawal from Accounts.

            (i)    Construction Loans, Revolving Loans and Swing Line Loans shall not be available until the aggregate amount of the Cash Equity contributed by Holding to Borrower and expended for Project Costs following September 30, 2007 is $115,810,000 (i.e., with the Cash Equity so contributed and expended for Project Costs prior to September 30, 2007, a total of not less than $210,000,000).

            (ii)   At any time following the Closing Date and subject to the terms set forth in Section 2.4, the Borrower may request and obtain Letters of Credit in an amount not to exceed the then effective Revolving Commitment minus the Revolving Outstandings provided that at all times prior to the Opening Date the Operating Reserve is maintained.

            (iii)  The proceeds of each Construction Loan made pursuant to this Agreement (1) shall, to the extent that there are any outstanding Revolving Loans or Swing Line Loans at the time such Construction Loan is made, be used to reduce the outstanding principal balance of the Revolving Loans and Swing Line Loans to zero (but without reducing the Revolving Commitment) and (2) shall, to the extent not used to reduce the outstanding principal balance of Revolving Loans or Swing Line Loans pursuant to clause (1) above, be deposited into the Operating Account.

            (iv)  Each Loan or Swing Line Loan shall be deposited into the Operating Account.

            (v)   Borrower shall be entitled to write checks upon, or otherwise make withdrawals and transfers from, the Operating Account unless and until the Administrative Agent gives a notice of exclusive control pursuant to the control agreement governing the Operating Account.

          (e)   Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify, inter alia, the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, (iv) in the case of a LIBOR Loan, the Interest Period for such Loan, and (v) whether the Loan is requested under the Construction Loan Commitment or the Revolving Commitment. Unless the Administrative Agent, in its sole and absolute discretion, has notified Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

          (f)    Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Interest Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., Nevada time, on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Operating Account.

          (g)   Unless the Requisite Lenders otherwise consent, each Loan shall be in an amount not less than $1,000,000 and in an integral multiple of $500,000.

          (h)   The Advances made by each Lender under the Commitments may, at the option of such Lender, be evidenced by Notes in favor of that Lender with respect to each applicable Commitment of that Lender.

          (i)    Subject to Sections 3.8, 3.9(c) and 3.9(d), a Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

          (j)    If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(e), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Interest Period for any LIBOR Loan, then on the last day of such Interest Period, such LIBOR Loan shall be automatically converted into a Base Rate Loan in the same amount.

          (k)   If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Lenders, as the case may be, shall make available to the Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

        2.2    Base Rate Loans.     Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(e), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m. Nevada time, on the date (which must be a Business Day) of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as a LIBOR Loan pursuant to Section 2.3.

        2.3    LIBOR Loans.

          (a)   Each request by Borrower for a LIBOR Loan or the continuation of an existing LIBOR Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(e), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., Nevada time, at least three Business Days before the first day of the applicable Interest Period.

          (b)   On the date which is two Business Days before the first day of the applicable Interest Period, the Administrative Agent shall confirm its determination of the applicable LIBOR (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

          (c)   Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than ten LIBOR Loans shall be outstanding at any one time.

          (d)   No LIBOR Loan may be requested during the continuation of a Default or Event of Default.

          (e)   Nothing contained herein shall require any Lender to fund any LIBOR Advance in the Designated Eurodollar Market.

        2.4    Letters of Credit.

          (a)    Letter of Credit Commitment.    Subject to Section 2.1(d)(ii) and the other terms and conditions of this Agreement (including Section 8.4), Borrower may request from time to time during the period from the Closing Date through the day prior to the Letter of Credit Expiration Date that the Issuing Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.4, issue Letters of Credit for the account of Borrower, and the Issuing Lender agrees to issue for the account of Borrower one or more Letters of Credit and to amend Letters of Credit previously issued by it in accordance with subsection (b) below, provided that (i) Borrower shall not request that the Issuing Lender issue any Letter of Credit if, after giving effect to such issuance, the Revolving Outstandings would thereby exceed the Revolving Commitment or, on each date prior to the Opening Date, the Operating Reserve would not be maintained, (ii) Borrower shall not request that the Issuing Lender issue any Letter of Credit if Borrower would not be in compliance with Section 6.14, (iii) in no event shall the Issuing Lender issue any Letter of Credit having an expiration date after the Maturity Date or if the expiration date would be longer than twelve months following the date of issuance, (iv) Borrower shall not request any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $10,000,000 or any limit established by Law after the Closing Date on the Issuing Lender's ability to issue the requested Letter of Credit at any time, and (v) prior to the issuance of any Letter of Credit the Issuing Lender shall request confirmation by telephone from the Administrative Agent that such Letter of Credit may be issued. Notwithstanding the foregoing, the Issuing Lender shall not be obligated to issue a Letter of Credit if, (A) on or prior to the Business Day immediately preceding the issuance thereof any Revolving Lender has notified the Issuing Lender in writing that the conditions set forth in Section 8.4 have not been satisfied with respect to the issuance of such Letter of Credit, (B) any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (C) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender, or (D) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date. To the extent that the Issuing Lender declines to issue or amend a Letter of Credit pursuant to clause (B) or (C) above, then the Borrower shall have the right to designate one of the other Lenders which is willing to issue a replacement letter of credit as the "Issuing Lender" in respect of that Letter of Credit.

          (b)    Procedures for Issuance and Amendment of Letters of Credit.

            (1)   Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Official of Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 1:00 p.m., Los Angeles time, at least 3 Business Days (or such later date and time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the Issuing Lender may reasonably require.

            (2)   Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share of the Revolving Commitment times the amount of such Letter of Credit.

            (3)   Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing

    Lender will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

          (c)    Drawings and Reimbursements; Funding of Participations.

            (1)   Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. Los Angeles time on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an "Honor Date"), Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolving Lender's Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(g) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 8.2 (other than the delivery of a Request for Loan). Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 2.4(c)(1) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

            (2)   Each Revolving Lender (including the Lender acting as Issuing Lender) shall upon any notice pursuant to Section 2.4(c)(1) make funds available to the Administrative Agent for the account of the Issuing Lender at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. Los Angeles time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.4(c)(3), each Lender that so makes funds available shall be deemed to have made an Advance to Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

            (3)   With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 8.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender's payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.4(c)(2) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.4.

            (4)   Until each Revolving Lender funds its Advance or L/C Advance pursuant to this Section 2.4(c) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the Issuing Lender.

            (5)   Each Revolving Lender's obligation to make Advances or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender's obligation to make Advances pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 8.2 (other than delivery by Borrower of a Request for Loan). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

            (6)   If any Revolving Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(2), the Issuing Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (6) shall be conclusive absent manifest error.

          (d)    Repayment of Participations.

            (1)   At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender's L/C Advance in respect of such payment in accordance with Section 2.4(c), if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

            (2)   If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.4(c)(1) is required to be returned under any of the circumstances described in Section 11.24 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

          (e)    Obligations Absolute.    The obligation of Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

            (1)   any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

            (2)   the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

            (3)   any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

            (4)   any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

            (5)   any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

The waivers set forth in clauses (1) through (5) above shall not be construed as a waiver of any separate claims which may arise in favor of Borrower for any breach by the Issuing Lender of its obligations under this Agreement. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will within three Business Days notify the Issuing Lender. Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

          (f)    Role of Issuing Lender.    Each Revolving Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Requisite Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (1) through (5) of Section 2.4(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the Issuing Lender's willful misconduct or gross negligence or the Issuing Lender's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

          (g)    Cash Collateral.    Upon the request of the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then outstanding amount of the Letter of Credit Usage (in an amount equal to such outstanding amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Revolving Lenders, as collateral for the then outstanding amount of the Letter of Credit Usage, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

          (h)    Applicability of ISP.    Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

          (i)    Conflict with Letter of Credit Application.    In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

          (j)    Fees for Modifications.    The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, except that the Issuing Lender's issuance fees shall be payable as set forth in the letter agreement referred to in Section 3.6.

        2.5    Voluntary Reduction of the Commitments.     Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three Business Days' prior written notice by a Responsible Official of Borrower to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $500,000, but not less than $1,000,000, or to terminate, all or a portion of the then undisbursed portion of any Commitment provided that (i) prior to the Opening Date, Borrower will not reduce any of the Commitments except in connection with the repayment in full of the Obligations except to the extent that, after giving effect thereto, the In-Balance Test is satisfied by an excess of $10,000,000, and (ii) Borrower shall not reduce any of the Commitments to an amount that is less than the aggregate outstanding principal of the Loans under such Commitment or, with respect to the Revolving Commitment, to an amount which is less than the Revolving Outstandings plus the Operating Reserve unless the Obligations are concurrently paid in full. The Administrative Agent shall promptly notify the Lenders of any reduction or termination of any Commitment under this Section.

        2.6    Administrative Agent's Right to Assume Funds Available for Advances.     Unless the Administrative Agent shall have been notified by any Lender no later than 11:00 a.m., Nevada time, on the Business Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such

Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

        2.7    Swing Line.

          (a)   Subject to the terms and conditions of this Agreement, the Swing Line Lender shall from time to time from the Closing Date through the day prior to the Maturity Date make Swing Line Loans to Borrower in such amounts as Borrower may request, provided that (i) after giving effect to such Swing Line Loan, the Swing Line Outstandings do not exceed $10,000,000, (ii) the Revolving Outstandings shall not exceed the then effective Revolving Commitment, (iii) on each date prior to the Opening Date, the Operating Reserve shall be maintained, (iv) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of an Event of Default and (v) the Swing Line Lender has not given at least twenty four hours' prior notice to Borrower that availability under the Swing Line is suspended or terminated. Borrower may borrow, repay and reborrow under this Section without premium or penalty. Unless notified to the contrary by the Swing Line Lender, borrowings under the Swing Line may be made in amounts which are integral multiples of $100,000 upon telephonic request by a Responsible Official of Borrower made to the Administrative Agent not later than 1:00 p.m., Nevada time, on the Business Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier). Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that, after giving effect to such request, availability for Loans will exist under Section 2.1(a) (and such verification shall be promptly confirmed in writing by telecopier). Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., Nevada time, on a Business Day, such payment shall be deemed received on the next Business Day. The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Line Outstandings each time there is a change therein and promptly notify the Administrative Agent and the Lenders if it suspends or terminates availability under the Swing Line.

          (b)   Swing Line Loans shall bear interest at the same rate (including the Applicable Margin) as Base Rate Loans made under the Revolving Commitment minus the then applicable Commitment Fee Rate. Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Lender and in any event on the Maturity Date. The Swing Line Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender (subject to clause (d) below).

          (c)   The Swing Line Loans shall be payable within five Business Days after demand made by the Swing Line Lender and in any event on the Maturity Date.

          (d)   Upon the making of a Swing Line Loan in accordance with Section 2.7(a), each Revolving Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender's Pro Rata Share of the Revolving Commitment times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender, each

  Revolving Lender shall, according to its Pro Rata Share, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Revolving Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional (except only demand made by the Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Revolving Lender shall be obligated to purchase its Pro Rata Share of Swing Line Loans (i) to the extent that Swing Line Outstandings are in excess of $10,000,000 or (ii) to the extent that the Revolving Outstandings exceed the then effective Revolving Commitment, or (iii) in the case of Swing Line Loans made (absent the consent of all of the Lenders) during the continuation of an Event of Default. Each Revolving Lender that has provided to the Swing Line Lender the purchase price due for its participation in Swing Line Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Revolving Lender paid the Swing Line Lender its purchase price) with respect to such claim.

          (e)   In the event that the Swing Line Outstandings are outstanding ten consecutive Business Days, then on the next Business Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to pay the Swing Line Outstandings in full), Borrower shall request a Loan pursuant to Section 2.1(a) sufficient to pay the Swing Line Outstandings in full. In addition, upon any demand for payment of the Swing Line Outstandings by the Swing Line Lender (unless Borrower has made other arrangements acceptable to the Swing Line Lender to reduce the Swing Line Outstandings to $0), Borrower shall request a Loan pursuant to Section 2.1(a) sufficient to repay all Swing Line Outstandings (and, for this purpose, Section 2.1(g) shall not apply). In each case, the Administrative Agent shall automatically provide the responsive Advances made by each Revolving Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower fails to request such a Loan within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Advances to be made by the Revolving Lenders under the Revolving Commitment in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The conditions precedent set forth in Article 8 shall not apply to Advances to be made by the Lenders pursuant to the three preceding sentences, but the Lenders shall not be obligated to make such Advances to the extent that the conditions set forth in Section 2.7(a)(i), (ii), (iii), (iv) and (v) were not satisfied as to any Swing Line Loan which is part of such Swing Line Outstandings. The proceeds of such Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

        2.8    Mandatory Conversion of Certain Construction Loans.

          (a)   On the first date upon which the aggregate outstanding principal amount of the Construction Loans first equals or exceeds $150,000,000, a $150,000,000 portion of the outstanding principal balance of the Construction Loans will convert to term loans (the "Converted Term Loans").

          (b)   Upon any such conversion, the Construction Loan Commitments shall be reduced by the initial aggregate principal amount of the Converted Term Loans, and each Construction Lender's Construction Loan Commitment shall be reduced by an amount equal to the product of such Construction Lender's Pro Rata Share of Construction Loan Commitments at the time of conversion times the initial aggregate principal amount of the Converted Term Loans. Promptly following such conversion, all Construction Loan Notes will be replaced with new Construction Loan Notes which appropriately reflect the revised Construction Loan Commitments, and the Borrower shall issue to each Converted Term Loan Lender a Converted Term Loan Note to

  evidence its Converted Term Loans, in each case, in an amount equal to the product of such Converted Term Loan Lender's Pro Rata Share of the Construction Loan Commitment at the time of the conversion times the initial aggregate principal amount of the Converted Term Loans.

          (c)   The Converted Term Loans will be entitled to the ratable benefits of the Subsidiary Guaranty and the Collateral Documents, shall bear interest at the same rate as the Construction Loans, will be repaid in the same manner, at the same time and with the same priority as the Construction Loans, and all outstanding principal under the Converted Term Loans shall in any event be due and payable on the Maturity Date.

        2.9    Collateral.     The Obligations shall be secured by the Collateral pursuant to the Collateral Documents.

ARTICLE 3

PAYMENTS AND FEES

        3.1    Interest.

          (a)   Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

          (b)   Interest accrued on each Base Rate Loan on each Quarterly Payment Date shall be due and payable on that day. Except as otherwise provided in Section 3.10, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the applicable Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.

          (c)   Interest accrued on each LIBOR Loan which is for a term of three months or less shall be due and payable on the last day of the related Interest Period. Interest accrued on each other LIBOR Loan shall be due and payable on the date which is three months after the date such LIBOR Loan was made (and, in the event that all of the Lenders have approved an Interest Period of longer than six months, every three months thereafter through the last day of the Interest Period) and on the last day of the related Interest Period. Except as otherwise provided in Section 3.10, the unpaid principal amount of any LIBOR Loan shall bear interest at a rate per annum equal to LIBOR for that LIBOR Loan plus the applicable LIBOR Margin.

        3.2    Principal Payments.     The outstanding principal amount of the Loans shall be payable as follows:

          (a)   The Loans may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section, (i) any partial prepayment shall be not less than $1,000,000 and in an integral multiple of $500,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m. Nevada time on the Business Day prior to the date of prepayment (which must be a Business Day) in the case of a Base Rate Loan, and, in the case of a LIBOR Loan, three Business Days before the date of prepayment (which must be a Business Day), which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any LIBOR Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, (iv) any payment or prepayment of all or any part of any LIBOR Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.9(e) and (v) upon any partial prepayment of a LIBOR Loan that reduces the principal amount of such Loan below $2,000,000, the remaining portion thereof shall automatically convert to a Base Rate Loan.

          (b)   If not sooner paid, the outstanding principal amount of the Loans shall be payable as follows:

            (i)    to the extent that, on any date when Construction Loans are made, there are any outstanding Revolving Loans or Swing Line Loans, the proceeds of such Construction Loans shall be used to reduce the outstanding principal balance of the Revolving Loans and Swing Line Loans to zero (but without reducing the Revolving Commitment);

            (ii)   the amount, if any, by which the Revolving Outstandings at any time exceed the then applicable Revolving Commitment (including as it may be reduced from time to time pursuant to Section 2.5), shall in each case be payable immediately.

            (iii)  Borrower shall repay the outstanding principal amount of the Construction Loans and the Converted Term Loans on each Amortization Date in the amount set forth below opposite the relevant Amortization Date, with each such payment being applied ratably to the principal amount of the Construction Loans and Converted Term Loans then outstanding:

Amortization Dates	Quarterly Payment Amount
June 30, 2009, September 30, 2009 and December 31, 2009	$1,000,000
March 31, 2010 through and including December 31, 2010	$3,750,000
March 31, 2011 and each subsequent Amortization Date thereafter	$5,000,000

          and

            (iv)  the principal Indebtedness under the Loans shall in any event be payable on the Maturity Date.

          (c)   The Loans shall be subject to mandatory prepayment in an amount equal to:

            (i)    100% of all Net Proceeds from Asset Sales (other than Asset Sales permitted by Section 6.1) except to the extent that such Net Proceeds are applied to purchase Replacement Assets during the 360 day period following receipt thereof. To the extent that such Net Proceeds are not applied to the purchase of Replacement Assets during such period then, at the end of such period Borrower shall prepay the Loans in the manner set forth below; and

            (ii)   100% of the proceeds from any casualty insurance, condemnation, eminent domain or similar takings, provided that, if no Default or Event of Default has then occurred and remains continuing or would result therefrom (A) to the extent that Borrower has previously received Designated Bridge Equity Contributions in respect of the casualty giving rise to such proceeds, Borrower may instead distribute the amount of such proceeds to Holding or the Members in an amount not to exceed the related Designated Bridge Equity Contributions, (B) if not used in accordance with clause (A) and the Completion Date has not yet occurred, such proceeds shall be deposited into the Operating Account (but shall not be considered Cash Equity) and shall thereafter be available for the payment of Project Costs, and (C) if not used in accordance with clause (A) and the Completion Date has occurred, then:

              (1)   Borrower may retain for its own account any such net proceeds which are in an aggregate amount not in excess of $25,000,000 to the extent that Borrower and its Restricted Subsidiaries apply such net proceeds to replace, repair or restore the property damaged, destroyed or taken to which such net proceeds relate or to the extent applied to the purchase or construction of Replacement Assets of a similar character during the Reinvestment Period; and

              (2)   if the amount of such net proceeds are in excess of $25,000,000, but less than $100,000,000, then such proceeds shall be remitted to the Administrative Agent to be held as cash collateral for the Obligations, and may be remitted to Borrower to replace, repair or restore the property damaged, destroyed or taken to which such net proceeds relate or for the purchase or construction of Replacement Assets during the Reinvestment Period if the Administrative Agent determines that such net proceeds are adequate (when taken with any equity contributions agreed to by Holding or the Members and any other cash resources reasonably available to Borrower) to so repair, replace or construct Replacement Assets serving the same or a similar function;

            (iii)  In respect of each Fiscal Year commencing with the Fiscal Year ending December 31, 2009, not later than March 31 of the immediately following year, Borrower shall prepay the Loans in an amount equal to the Applicable Percentage of Excess Cash Flow for such Fiscal Year.

    Each prepayment under clause (c) above shall be applied to the prepayment of (and permanent reduction of the Commitments) the Obligations in the following manner:

          first, ratably to the principal amount of the Construction Loans and the Converted Term Loans outstanding on the date of such prepayment; and

          second, to the outstanding principal balance of the Revolving Loans and to Cash Collateralize Letters of Credit (provided that such prepayment shall not automatically and permanently reduce the Revolving Commitment unless an Event of Default has occurred and is continuing).

          (d)   Each mandatory prepayment of the Construction Loans and the Converted Term Loans shall be applied ratably to remaining installments due thereunder.

          (e)   Each optional prepayment of the Construction Loans or the Converted Term Loans shall be applied to installments in the manner specified by Borrower within ten Business Days of the date of such prepayment (or, in the absence of a timely specification, ratably to all remaining installments of the relevant Loans).

        3.3    Arrangement Fee.     On the Closing Date, Borrower shall pay to BAS the arrangement fee as heretofore agreed upon in the Fee Letter. Such arrangement fee is for the services of BAS in arranging the credit facilities under this Agreement and is fully earned when paid. The arrangement fee paid to BAS is solely for its account and is nonrefundable.

        3.4    Upfront Fees.     On the Closing Date, Borrower shall pay to the Administrative Agent, for the accounts of the Lenders having Revolving Commitments or Construction Loan Commitments upfront fees in the amounts set forth in the Fee Letter. The upfront fees received by each Lender are solely for its own account and are nonrefundable.

        3.5    Commitment Fees; Unused Fees.

          (a)   From the date of this Agreement, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Revolving Lenders pro rata according to their Pro Rata Shares of the Revolving Commitment, a commitment fee equal to the daily Commitment Fee Rate per annum times the actual daily amount by which the Revolving Commitment exceeds the sum of (a) the aggregate daily outstanding principal amount of the Revolving Loans (but not the Swing Line Outstandings) plus (b) the Letter of Credit Usage. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date.

          (b)   From the date of this Agreement, through the Final Completion Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Construction Lenders pro rata according to their Pro Rata Shares of the Construction Loan Commitment, a commitment fee equal to the daily Commitment Fee Rate per annum times the actual daily amount by which the Construction Loan Commitment exceeds the aggregate daily outstanding principal amount of the Construction Loans. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date and on the Final Completion Date or upon the earlier termination of the Construction Loan Commitment.

        3.6    Letter of Credit Fees.     With respect to each Letter of Credit, Borrower shall pay the following fees:

          (a)   concurrently with the issuance of each Letter of Credit, and annually thereafter in respect of each Letter of Credit having a tenor in excess of one year or which is renewed for such a tenor, a letter of credit issuance fee to the Issuing Lender for the sole account of the Issuing Lender, in an amount set forth in a letter agreement between Borrower and the Issuing Lender;

          (b)   quarterly in arrears on each Quarterly Payment Date and on the Maturity Date or upon any termination of the Revolving Commitment, letter of credit fees to the Administrative Agent for the ratable account of the Lenders in accordance with their Pro Rata Shares of the Revolving Commitment, in an amount equal to the daily maximum amount available to be drawn under each Letter of Credit times the Letter of Credit Fee, per annum, which the Administrative Agent shall promptly pay to the Lenders in accordance with their respective Pro Rata Shares; and

          (c)   concurrently with each issuance, negotiation, drawing or amendment of each Letter of Credit, to the Issuing Lender for the sole account of the Issuing Lender, issuance, negotiation, drawing and amendment fees in the amounts published from time to time as the Issuing Lender's scheduled fees for such services.

        Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable.

        3.7    Agency Fee.     Borrower shall pay to the Administrative Agent an agency fee in such amounts and at such times as heretofore agreed upon in the Fee Letter. The agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

        3.8    Increased Commitment Costs.     If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its LIBOR Lending Office) or any corporation controlling the Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten Business Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand. Each Lender's determination of such amounts shall be conclusive in the absence of manifest error.

        3.9    Eurodollar Costs and Related Matters.

          (a)   In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as "Euro liabilities") of that Lender, then Borrower shall pay within five Business Days after demand all amounts necessary to compensate such Lender (determined as though such Lender's LIBOR Lending Office had funded 100% of its LIBOR Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand). Each Lender's determination of such amount shall be conclusive in the absence of manifest error.

          (b)   If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

            (1)   shall subject any Lender or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Advance or any other amounts due under this Agreement in respect of any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances (provided, that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand), excluding (i) taxes imposed on or measured in whole or in part by the relevant Lender's overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws;

            (2)   without duplication as to Section 3.9(a), shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Lending Office); or

            (3)   shall impose on any Lender or its LIBOR Lending Office or the Designated Eurodollar Market any other condition affecting any LIBOR Advance, any of its Notes evidencing LIBOR Loans, its obligation to make LIBOR Advances or this Agreement, or shall otherwise affect any of the same;

  and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its LIBOR Lending Office of making or maintaining any LIBOR Advance or in respect of any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Lending Office with respect to any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances (assuming such Lender's LIBOR Lending Office had funded 100% of its LIBOR Advance in the Designated Eurodollar Market), then, within five Business Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's LIBOR Lending Office had funded 100% of its LIBOR Advance in the Designated Eurodollar Market). A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

          (c)   If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR Lending Office to make, maintain or fund its portion of any LIBOR Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon LIBOR, and such Lender shall so notify the Administrative Agent, then such Lender's obligation to make LIBOR Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's LIBOR Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances on either (1) the last day of the Interest Period(s) applicable to such LIBOR Advances if such Lender may lawfully continue to maintain and fund such LIBOR Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.9(e). Each Lender agrees to endeavor promptly to notify Borrower of any event occurring after the Closing Date of which it has actual knowledge, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make LIBOR Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

          (d)   If, with respect to any proposed LIBOR Loan:

            (1)   the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Interest Period; or

            (2)   the Requisite Lenders advise the Administrative Agent that LIBOR as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Interest Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Advances;

  then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Advances shall be suspended.

          (e)   Upon payment or prepayment of any LIBOR Advance (other than as the result of a conversion required under Section 3.9(c)), on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Sections 2.1(a) or (b) to make an Advance or the suspension of any Lender's obligation to make or maintain LIBOR Loans under Section 3.9) to borrow on the date or in the amount specified for a LIBOR Loan in any Request for Loan, Borrower shall pay to the appropriate Lender within ten Business Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

            (1)   the principal amount of the LIBOR Advance prepaid or not borrowed, as the case may be, times the sum of the number of days from and including the date of prepayment or failure to borrow, as applicable, to but excluding the last day in the applicable Interest Period, divided by 360, times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus

            (2)   all out of pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow. Each Lender's determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

          (f)    Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section 3.9, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section 3.9 shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender.

        3.10    Late Payments.     During the existence of an Event of Default, upon written notice to Borrower from the Administrative Agent (with the approval of the Requisite Lenders), and in any event if any principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, (a) the Loans shall thereafter bear interest at a rate per annum equal to the sum of (i) the interest rate specified in Sections 3.1(b) or 3.1(c), whichever is applicable, plus (ii) 2%, and (b) each other Obligation shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate plus the Base Rate Margin plus 2%, in each case, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be payable on demand and shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

        3.11    Computation of Interest and Fees.     Computation of interest on Base Rate Loans and on Swing Line Loans shall be made on the basis of a year of 365/366 days and actual numbers of days elapsed. Computation of interest on LIBOR Loans and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the

Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

        3.12    Non Business Days.     If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

        3.13    Manner and Treatment of Payments.

          (a)   Each payment hereunder (except payments pursuant to Sections 3.8, 3.9, 11.3, 11.11 and 11.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m. Nevada time, on the day of payment (which must be a Business Day). All payments received after such time, on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., Nevada time, on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

          (b)   Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

          (c)   Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Loans and such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower's obligation to pay the Obligations.

          (d)   Each payment of any amount payable by Borrower under this Agreement or any other Loan Document (and Borrower shall assure that each payment made by any other Party under any other Loan Document) shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which that Lender has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws whether or not such Lender was legally entitled to provide such form or forms (all such non excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

          (e)   All payments to be made by Borrower shall be made without conditions or deduction for any counterclaim, defense, recoupment or setoff.

        3.14    Funding Sources.     Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

        3.15    Failure to Charge Not Subsequent Waiver.     Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.10), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Lender's right to require full payment of any interest (including interest arising under Section 3.10), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

        3.16    Administrative Agent's Right to Assume Payments Will be Made.     Unless Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

          (a)   if Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

          (b)   if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Advance included in the applicable Loan. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon Borrower, if applicable, and Borrower, if applicable, shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Advance. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share of the Commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 3.16 shall be conclusive, absent manifest error.

        3.17    Fee Determination Detail.     The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

        3.18    Replacement of Lenders.     If any Lender requests compensation under Sections 3.8 or 3.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Agency for the account of any Lender pursuant to Section 3.13(d), the Borrower may replace such Lender in accordance with Section 11.25.

        3.19    Survivability.     All of Borrower's obligations under Sections 3.8 and 3.9 shall survive for the ninety day period following the date on which the Commitments are terminated and all Loans hereunder are fully paid, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to the Lenders that:

        4.1    Existence and Qualification; Power; Compliance With Laws.     Borrower is a limited liability company duly formed, validly existing and in good standing under the Laws of Nevada. Each Restricted Subsidiary of Borrower hereafter formed by Borrower is a Person duly formed, validly existing and in good standing under the Laws of its state of formation. Borrower and each Restricted Subsidiary of Borrower is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower and each such Restricted Subsidiary of Borrower has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive office of Borrower is located in Nevada. All outstanding member's interests in Borrower are validly issued, and fully paid, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower and each Restricted Subsidiary of Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business as currently conducted, except (i) as of each relevant date, for authorizations, consents, approvals, orders, licenses and permits associated with the construction of the Project which are customarily obtained at a later stage of construction and which are not currently required, (ii) as of the Closing Date, and at all times prior to the Opening Date it is acknowledged that the Borrower does not have gaming and liquor licenses which will be required as of the Opening Date, and (iii) in any event, where the failure so to comply, obtain authorizations, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions, does not constitute a Material Adverse Effect.

        4.2    Authority; Compliance With Other Agreements and Instruments and Government Regulations.     The execution, delivery and performance by the Completion Guarantors, Holding, the Members, Borrower and each Subsidiary of Borrower hereafter formed of the Loan Documents to which it is a Party, the consummation of the other transactions contemplated to occur on the Closing Date have been duly authorized by all necessary limited liability company or other corporate action, and do not and will not:

          (a)   require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

          (b)   violate or conflict with any provision of such Party's articles of incorporation, organization or other organizational documents, including, without limitation, any operating agreements or bylaws;

          (c)   in the case of Holding, Borrower and its Restricted Subsidiaries result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or leased or hereafter acquired by such Party (other than Permitted Liens and Liens created by the Loan Documents);

          (d)   violate any Requirement of Law applicable to such Party, subject to obtaining the authorizations from, or filings with, the Governmental Agencies described in Schedule 4.3; or

          (e)   result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and as of the Closing Date, none of the Completion Guarantors, Holding, the Members, Borrower or any Restricted Subsidiary of Borrower is in violation of, or default under, any Requirement of Law or Contractual Obligation, including any Contractual Obligation described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

        4.3    No Governmental Approvals Required.     Except as set forth in Schedule 4.3 or previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by each of the Completion Guarantors, Holding, the Members, Borrower and each Subsidiary of Borrower of the Loan Documents to which it is a Party.

        4.4    Subsidiaries.     As of the Closing Date, Borrower has no Subsidiaries. As of the Closing Date, Borrower does not own any Capital Stock or debt security which is convertible, or exchangeable, for Capital Stock in any Person. All of the outstanding Capital Stock of each Restricted Subsidiary of Borrower hereafter formed by the Borrower are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase Capital Stock of any such Restricted Subsidiary, and all such Capital Stock so owned are duly authorized, validly issued, fully paid and non assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and rights of others, except for Permitted Liens.

        4.5    Financial Statements.     Borrower has furnished to the Lenders an unaudited balance sheet of Borrower as of June 30, 2007, which fairly presents in all material respects the financial condition of Borrower as of that date in conformity with GAAP except for the absence of footnotes.

        4.6    No Other Liabilities; No Material Adverse Changes.     Borrower does not have any material liability or material contingent liability required under GAAP to be reflected or disclosed and not reflected or disclosed in the balance sheet described in Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business since the date thereof, including without limitation any liabilities for Management Fees which have accrued in respect of any period prior to June 30, 2007. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since June 30, 2007. As of any date subsequent to the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since the Closing Date.

        4.7    Title to Property.     As of the Closing Date, Borrower has valid title to its Property (other than assets which are the subject of a Capital Lease Obligation) reflected in the balance sheet described in Section 4.5, other than items of Property or exceptions to title which are in each case immaterial to Borrower and Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and rights of others, other than Permitted Liens.

        4.8    Intangible Assets.     Borrower owns, or possesses (or as of any relevant date will own or possess the same to the extent that it has the present need for such assets) the right to use to the extent necessary in its business, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of its businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. Schedule 4.8 sets forth all trademarks, trade names and trade styles used by Borrower as of the Closing Date.

        4.9    Litigation.     Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $1,000,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any of its Subsidiaries and (d) matters set forth in Schedule 4.9 (none of which may reasonably be expected to have Material Adverse Effect), there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Restricted Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Restricted Subsidiaries or any Property of any of them before any Governmental Agency.

        4.10    Binding Obligations.     Each of the Loan Documents to which the Completion Guarantors, Holding, Borrower or any Subsidiary of Borrower is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

        4.11    No Default.     No event has occurred and is continuing that is a Default or Event of Default.

        4.12    ERISA.

          (a)   With respect to each Pension Plan:

            (i)    such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

            (ii)   such Pension Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

            (iii)  no "reportable event" (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and

            (iv)  neither Borrower nor any of its ERISA Affiliates has engaged in any non exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

          (b)   Neither Borrower nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

        4.13    Regulation U; Investment Company Act.     No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

        4.14    Disclosure.     No written statement made by a Senior Officer to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan or other credit extension hereunder, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

        4.15    Tax Liability.     Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

        4.16    Projections.     As of the Closing Date, Borrower believes that the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower, and that the Projections are reasonably based on such assumptions. Nothing in this Section 4.16 shall be construed as a representation or covenant that the Projections in fact will be achieved.

        4.17    Hazardous Materials.     Except as described in Schedule 4.17, (a) neither Borrower nor any of its Subsidiaries at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrower as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower on any Real Property, or transported to or from such Real Property by Borrower, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except for such non compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders.

        4.18    Gaming Laws.     Borrower is in compliance with all applicable Gaming Laws except for such non compliance that would not constitute a Material Adverse Effect.

        4.19    Security Interests.     The Security Agreement creates a valid security interest in the Collateral described therein securing the Obligations (subject only to Permitted Liens and to such qualifications and exceptions as are contained in the Uniform Commercial Code with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Article 9 of the Uniform Commercial Code does not apply) and all action necessary to perfect the security interest so created have been taken and completed. The Trademark Collateral Assignment creates a valid first priority collateral assignment of the Collateral described therein securing the Obligations (subject to the matters disclosed in Schedule 4.7) and all action necessary to perfect the collateral assignment so created, other than the filing thereof with the United States Patent and Trademark Office, has been taken and completed. The Holding Pledge Agreement creates a first priority valid security interest in the Holding Pledged Collateral and all action necessary to perfect the security interest so created has been taken and completed, provided that it is acknowledged that, prior to Borrower's receipt of Gaming Licenses, approval of such pledge by the Nevada Gaming Commission will be required. The Greenspun Pledge

Agreement creates a valid first priority security interest in the "Pledged Collateral" referred to therein and all action necessary to perfect the security interest so created has been taken and completed. The Deed of Trust creates a valid Lien in the Collateral described therein securing the Obligations, other than those arising under Sections 4.17, 5.11 and 11.22 (subject only to Permitted Liens and matters described in Schedule 4.7 or permitted in Section 6.8), and all action necessary to perfect the Lien so created, other than recordation or filing thereof with the appropriate Governmental Agencies, will have been taken and completed.

        4.20    Deposit and Brokerage Accounts.     As of the Closing Date, each deposit, brokerage, or other similar account maintained by Borrower is described on Schedule 4.20. As of the Closing Date and each subsequent date, each deposit, brokerage, or other similar account maintained by Borrower is pledged to the Administrative Agent as collateral for the Obligations and is the subject of a Control Agreement other than the account designated as a payroll account on Schedule 4.20.

        4.21    Representations and Warranties Relating to the Construction of the Project.

          (a)    Equity Contributions.    The Site has been contributed to Borrower and has a cost basis of $50,000,000 and an appraised value of $142,000,000. As of September 30, 2007, through Holding the Members have also contributed $94,190,000 in cash to the equity capital of Borrower (for the avoidance of doubt, exclusive of the value of the Site), and such substantially all of such amount has been expended on Project Costs. As of each date a Loan is made, Holding has (or concurrently therewith will have) contributed not less than $210,000,000 in cash to the equity capital of Borrower (for the avoidance of doubt, exclusive of the value of the Site), and such amount has been (or concurrently therewith will be) expended on Project Costs.

          (b)    The Construction Plans.    To the best knowledge of Borrower, the Construction Plans presented to the Construction Consultant prior to the Closing Date are adequate for the construction of the Project and consistent with all facts known to Borrower and with all applicable legal requirements. The Borrower will assure that the Construction Plans are promptly modified to reflect anticipated material changes to the Project, realized deficiencies or any requirements of applicable law.

          (c)    Timetable.    The Timetable presented to the Administrative Agent and the Construction Consultant prior to the Closing Date is, to the best knowledge of Borrower, reasonable and achievable in light of the Construction Plans, the Budget and all other facts known to Borrower. By submitting each Draw Package, In-Balance Certificate or update to the Timetable, Borrower shall be deemed to represent that it reasonably anticipates that the Opening Date will occur on or prior to the Opening Date reflected therein (and, in the case of each Draw Package and In-Balance Certificate, that all interest and other material variable soft costs which will result from any extension of the projected Opening Date have been included).

          (d)    Budget.    The Budget delivered on the Closing Date, and each amended Budget thereafter delivered pursuant to this Agreement, as of the Closing Date (or, in the case of any amended Budget as of the date of its submission) is (i) based on assumptions believed to be reasonable by Borrower and is consistent with all legal and factual matters material to the estimates set forth therein, (ii) consistent with the provisions of the Construction Plans in all material respects, (iii) includes all reasonably anticipated Project Costs required to construct the Project in accordance with the Construction Plans and to achieve the Final Completion Date, (iv) includes all interest and fees anticipated by Borrower to be payable in respect of the Obligations prior to the scheduled Opening Date (as in effect from time to time), and (v) includes all anticipated Pre-Opening Expenses. Without limitation on the foregoing, the Budget has been adjusted from time to time to reflect all material known costs for the design, development, construction and opening of the Project.

          (e)    Remaining Cost Reports.    Each Remaining Cost Report delivered hereunder (i) includes all reasonably anticipated Project Costs required to construct the Project in accordance with the Construction Plans and to achieve the Final Completion Date as of the date of its preparation, and (ii) includes all interest and fees anticipated by Borrower to be payable in respect of the Obligations prior to the date which is reasonably anticipated by Borrower to be the Opening Date as of the date of its preparation.

          (f)    Zoning and Land Use; Design Approvals.    The Project is consistent with all applicable zoning, land use and other similar restrictions, including without limitation the CC&Rs and the Development Agreement, including without limitation the Design Guidelines referred to in Section 1.10 of the CC&Rs, and is in any event appropriately zoned for the conduct of the hotel, gaming, restaurant, night club and liquor businesses. The Architectural Committee referred to in Section 4.2 of the CC&Rs has approved the Project in the manner contemplated by Section 6.4 of the CC&Rs.

          (g)    GMAX Contracts.    As of the Closing Date, Borrower has entered into fixed price or guaranteed maximum price contracts in respect of 45% or more of the Hard Costs Line Items set forth in the Budget as of the Closing Date, which contracts have been presented to the Administrative Agent and the Construction Consultant.

          (h)    Permits.    There are no material Permits that are required or will become required under existing Laws for the ownership, development, construction, financing or operation of the Project, other than the Permits described in Schedule 4.21. Borrower has no reason to believe that any Permit so indicated will not be obtained before it becomes necessary for the ownership, development, construction, financing or operation of the Project or that obtaining such Permit will result in material expense or delay. Borrower is not in violation of any condition in any Permit the effect of which could reasonably be expected to have a Material Adverse Effect.

          (i)    Utilities.    All utility services necessary for the construction and the operation of the Project for its intended purposes are or will be available at the Site as and when required on commercially reasonable terms.

          (j)    Labor Disputes.    Neither the Project, the General Contractors nor any material subcontractors are affected by any labor dispute, that could reasonably be expected to have a Material Adverse Effect.

          (k)    In-Balance Test.    As of the Closing Date and as of each date a Loan is made prior to the Final Completion Date, the In-Balance Test is satisfied. In the event that the In-Balance Test fails to be satisfied on any date a Loan is requested to be made, then Borrower shall have the right to cure such failure within ten Business Days by causing Holding or the Members to make contributions of additional Cash Equity to Borrower, provided that the requested Loan shall not be required to be made unless and until Borrower has demonstrated to the Administrative Agent that such additional Cash Equity has been received by Borrower.

        4.22    OFAC; Etc..

          (a)   Neither Borrower nor any of its Subsidiaries is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither Borrower nor any or its Subsidiaries is in violation of the Trading with the Enemy Act, as amended, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. Neither Borrower nor any of its Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

          (b)   Neither Borrower nor its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time in any material respect.

          (c)   Neither Borrower nor its Subsidiaries or Affiliates (i) is a Sanctioned Person, (ii) has a more than 10% of its assets invested in Sanctioned Persons, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of the Loans will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

          (d)   Borrower and its Subsidiaries are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. Neither Borrower nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Borrower, its Subsidiaries or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE 5

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND
REPORTING REQUIREMENTS)

        So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of either of the Commitments remains in force, Borrower shall, and shall cause each of its Restricted Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

        5.1    Payment of Taxes and Other Potential Liens.     Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Restricted Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or any of its Restricted Subsidiaries is at material risk of impending seizure, levy or forfeiture.

        5.2    Preservation of Existence.     Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

        5.3    Maintenance of Properties.     Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

        5.4    Maintenance of Insurance.

          (a)   Maintain with financially sound and reputable insurance companies having an A.M. Best Rating of not less than A:X and which are not Affiliates of Borrower, insurance with respect to Borrower's and the Restricted Subsidiaries' properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior written notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

          (b)   Without limitation on the foregoing, prior to the Completion Date, maintain the insurance coverages described on Schedule 5.4, and at all times after the Completion Date, maintain the coverage (including all deductibles and retentions) described below, provided that Borrower shall not unreasonably refuse to purchase any casualty, liability or other coverages requested by the Requisite Lenders which is reflective of insurance ordinarily carried by responsible companies engaged in similar businesses and owning similar assets in the geographic areas in which Borrower operates. All such insurance shall be carried through insurance companies rated A:X or better by A.M. Best.

          (c)   In any event, Borrower and the Restricted Subsidiaries shall maintain and keep in force the following insurance:

            (i)    at all times during any period of construction of any capital projects, and with respect to any property affected by such construction, a policy or policies of builder's "all risk" insurance in nonreporting form in an amount not less than the full insurable completed value of such portion of the affected property on a replacement cost basis;

            (ii)   with respect to any property not covered by a policy or policies described in clause (c)(i), a policy or policies of fire and hazards "all risk" insurance providing extended coverage in an amount not less than the amount of the full value of that property, calculated on a replacement cost basis;

            (iii)  business interruption insurance (including insurance against income loss during a period of at least one year);

            (iv)  comprehensive liability insurance, naming the Administrative Agent as additional insured, on an "occurrence" basis, against claims for "personal injury" liability, including bodily injury, death or property damage liability, with an aggregate limit of not less than $15,000,000;

            (v)   policies of worker's compensation insurance as may be required by applicable laws (including employer's liability insurance, if required by the Administrative Agent), covering all employees of Borrower and its Restricted Subsidiaries and each relevant contractor and subcontractor;

            (vi)  if any property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, because it is located in an area which has been identified by the Secretary of Housing and Urban Development as a Flood Hazard Area, then Borrower shall provide, maintain and keep in force at all times a flood insurance policy covering the property in limits that would equal or exceed the damage caused by what is expected to be the most severe flood (or any greater limits to the extent required by applicable law from time to time);

            (vii) liquor liability insurance, directors and officers liability insurance with coverages at commercially reasonable levels acceptable to the Administrative Agent and the Requisite Lenders;

            (viii) crime protection coverage with coverages at commercially reasonable levels acceptable to the Administrative Agent and the Requisite Lenders; and

            (ix)  such other insurance as the Administrative Agent or the Requisite Lenders may hereafter reasonably require based upon the recommendation of a third party insurance consultant.

          (d)   Each such policy shall name the Administrative Agent as an additional insured and mortgagee, and shall to the extent relevant, include a waiver of subrogation against the Administrative Agent and the Lenders, contain a provision that provides for a severability of interests, and shall provide that an act or omission by one of the insured shall not reduce or avoid coverage with respect to the other insureds, insure against loss or damage by hazards customarily included within "all risk" and "extended coverage" policies and any other risks or hazards which the Administrative Agent or the Requisite Lenders may reasonably specify (and shall include fire, sprinkler leakage, windstorm, hurricane, international and domestic acts of terrorism, earthquake, steam boiler, pressurized vessel and machinery insurance insuring both against breakdown and explosion or other losses to personal property resulting from the use or maintenance thereof), shall contain a Lender's Loss Payable Endorsement in a form acceptable to the Administrative Agent in favor of the Administrative Agent and shall be primary and noncontributory with any other insurance carried by the Administrative Agent or the Lenders.

          (e)   Borrower shall supply the Administrative Agent with certificates of each policy required hereunder, and, if requested, an original or underlyer of each such policy and all endorsements thereto. When any insurance policy required hereunder expires, Borrower shall furnish the Administrative Agent with proof acceptable to the Administrative Agent that the policy has been reinstated, renewed or a new policy issued, continuing in force the insurance covered by the policy which expired. If Borrower fails to pay any such premium, the Administrative Agent shall have the right, but not the obligation, to obtain reasonable replacement coverage and advance funds to pay the premiums for it on behalf of the Lenders. Borrower shall repay the Administrative Agent upon demand for any advance for such premiums, which shall be considered to be an additional Loan bearing interest from the date of demand at the Default Rate.

          (f)    In any event, Borrower shall maintain all insurance required by the terms of its Construction Contracts.

        5.5    Compliance With Laws.     Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency or Agencies with enforcement authority, with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

        5.6    Inspection Rights.     Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Restricted Subsidiaries), but subject to the applicable provisions of Gaming Laws, permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Restricted Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Restricted Subsidiaries with any of their officers, key employees or accountants.

        5.7    Keeping of Records and Books of Account.     Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Restricted Subsidiaries.

        5.8    Compliance With Agreements.     Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

        5.9    Use of Proceeds.     Use the proceeds of the Loans to finance Project Costs (including capitalized interest, Pre-Opening Expenses, initial inventory and bankroll) in accordance with the Construction Plans, Timetable and the Budget (as amended from time to time), transactional fees and expenses associated with the credit facilities described herein and for working capital and other general corporate purposes of the Borrower.

        5.10    New Subsidiaries.

          (a)   Concurrently with the formation or acquisition of any Subsidiary, Borrower shall deliver to the Administrative Agent a written designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, and shall cause each Restricted Subsidiary, promptly and in any event within ten Business Days, to execute and deliver to the Administrative Agent a Subsidiary Guaranty in a form reasonably acceptable to the Administrative Agent, a security agreement granting a Lien on substantially all of its assets (subject only to Permitted Liens) and other Collateral Documents granting Liens on all of its other Properties, and (subject to compliance with applicable Gaming Laws) to deliver the certificates evidencing all Equity Interests in such Subsidiary to the Administrative Agent in pledge pursuant to a pledge agreement substantially in the form of the Holding Pledge Agreement, and to take such actions as are required by the Administrative Agent to perfect the Liens of the Administrative Agent pursuant thereto; and

          (b)   Concurrently with the acquisition of any Real Property, deliver to the Administrative Agent a deed of trust with respect thereto, substantially in the form of the Deed of Trust, together with such environmental reviews, title policies and other similar assurances as the Administrative Agent may request.

        5.11    Hazardous Materials Laws.     Keep and maintain all Real Property and each portion thereof in compliance with all applicable Hazardous Materials Laws (except for such non compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Lenders) and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

        5.12    Construction Consultant's Fees.     Reimburse the Administrative Agent and the Lenders for the reasonable fees of, and all associated expenses of, the Construction Consultant in connection with its assessment of the Project and its on-going review of the Project in accordance with the Construction Consultant Engagement Letter.

ARTICLE 6

NEGATIVE COVENANTS

        So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of either of the Commitments remains in force, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

        6.1    Asset Sales.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make or consummate any Asset Sale except:

          (a)   Asset Sales consisting of (i) Property which does not constitute any portion of the real property or improvements subject to the Deed of Trust (as of the Closing Date and with such additional real property as may become subject thereto from time to time), or (ii) Property which constitutes parcels of land not underlying material improvements and which is sold or otherwise transferred to Governmental Agencies for public purposes benefiting the Project; and

          (b)   other Asset Sales for an aggregate consideration not in excess of $10,000,000 during the term of this Agreement.

        6.2    Restricted Payments.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and remain continuing or would result therefrom, Borrower and its Subsidiaries may make Permitted Restricted Payments.

        6.3    Indebtedness.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness other than:

          (a)   the Obligations;

          (b)   Indebtedness consisting of accrued and unpaid Management Fees;

          (c)   Indebtedness incurred following the Opening Date consisting of FF&E Financings, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or improvement of property, plant or FF&E or works of improvement used in the business of Borrower or such Restricted Subsidiary, in an aggregate amount not to exceed $15,000,000 at any time outstanding;

          (d)   Indebtedness owing to and held by Borrower or any of its Restricted Subsidiaries;

          (e)   Indebtedness in respect of self-insurance obligations, and performance and surety bonds, all in the ordinary course of business;

          (f)    Indebtedness consisting of the Guarantee by Borrower of Indebtedness of any of its Restricted Subsidiaries;

          (g)   Hedging Obligations to the extent entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

          (h)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within five Business Days of its incurrence; and

          (i)    following the Completion Date additional Indebtedness in an aggregate principal amount not to exceed $10,000,000.

        6.4    Liens and Negative Pledges.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, assume or suffer to exist any Liens upon their respective Properties, other than the following:

          (a)   Liens securing the Obligations; and

          (b)   Permitted Liens.

Furthermore, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any covenant or agreement which prohibits the granting of any Lien in respect of their Properties to the Administrative Agent and the Lenders, other than any such covenant in favor of the holder of a Permitted Lien in respect of the Property which is the subject of that Permitted Lien.

        6.5    Restrictions on Subsidiaries.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a)   pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to Borrower or any of its Restricted Subsidiaries or pay any liabilities owed to Borrower or any of its Restricted Subsidiaries;

          (b)   make loans or advances to Borrower or any of its Restricted Subsidiaries; or

          (c)   transfer any of its properties or assets to Borrower or any of its Restricted Subsidiaries;

provided, however, that this Section shall not apply to encumbrances or restrictions:

            (1)   existing under, by reason of or with respect to any agreements in effect on the Closing Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof including any Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings or Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in such other agreements, as the case may be, as in effect on the Closing Date;

            (2)   set forth in this Agreement;

            (3)   existing under, by reason of or with respect to applicable law;

            (4)   with respect to any Person or the property or assets of a Person acquired by Borrower or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

            (5)   in the case of clause (c) above:

              (i)    that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease (including pursuant to Capital Lease Obligations), license, conveyance or contract or similar property or asset;

              (ii)   existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Borrower or any Restricted Subsidiary thereof not otherwise prohibited by this Agreement; or

              (iii)  arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Borrower or any Restricted Subsidiary thereof in any manner material to Borrower or any Restricted Subsidiary thereof;

            (6)   existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

            (7)   existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

            (8)   existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, asset sale agreements, sale-lease back agreements, stock-sale and other similar agreements and which the Executive Committee determines in good faith shall not adversely affect Borrower's ability to make payments of principal or interest payments on the Loans; and

            (9)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

        6.6    Merger, Consolidation or Sale of Assets.

          (a)   Borrower shall not, directly or indirectly, consolidate or merge with or into another Person.

          (b)   Borrower shall not, and shall not permit its Restricted Subsidiaries to, sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person.

        6.7    Transactions with Affiliates.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of Borrower other than (a) salary, bonus, employee stock option and other compensation arrangements and related costs, payroll taxes and other employee benefits with officers or managers in the ordinary course of business; (b) transactions that are fully disclosed to the Executive Committee of Borrower and expressly authorized by a resolution of the executive committee of Borrower which is approved by each of the Members; (c) transactions with Members or their Affiliates consisting of reimbursements of amounts expended by such Member or its Affiliates for the benefit of Borrower or its Subsidiaries that are expressly permitted by the Operating Agreement and that are in the ordinary course of business; (d) gaming devices and other gaming equipment sales to and purchases from Station and its Affiliates in an aggregate amount not to exceed $2,000,000 during any Fiscal Year; (e) transactions expressly permitted by this Agreement, (f) transactions between or among Borrower and the Restricted Subsidiaries; and (g) transactions on overall terms at least as favorable to Borrower and its Restricted Subsidiaries as would be the case in an arm's length transaction between unrelated parties of equal bargaining power.

        6.8    Sale and Leaseback Transactions.     Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction, except to the extent that the Indebtedness thereunder is permitted under Section 6.3 and the Liens associated with such Sale and Leaseback Transaction are permitted under Section 6.4.

        6.9    Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries.

          (a)   Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of Borrower to any Person (other than Borrower or a Wholly Owned Restricted Subsidiary of Borrower), unless:

            (i)    such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary owned by Borrower and its Restricted Subsidiaries; and

            (ii)   the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 3.2(c).

          (b)   Borrower shall not permit any Restricted Subsidiary of Borrower to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to Borrower or a Wholly Owned Restricted Subsidiary of Borrower.

        6.10    Permitted Businesses.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Borrower and its Restricted Subsidiaries taken as a whole.

        6.11    Management Fees.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to pay any management or other similar fees other than Management Fees paid following the Opening Date which have accrued and are due and payable pursuant to the terms of the Operating Agreement (including Management Fees the payment of which was deferred from prior periods), provided that (a) at the time of payment of such Management Fees no Default or Event of Default exists or would result from such payment, and (b) giving effect to the making of such payments as of the last day of the then most recently ended Fiscal Quarter for which a Compliance Certificate is required to have been delivered in accordance with Article 7, Borrower is in pro forma compliance with each of the covenants set forth in Section 6.14.

        6.12    Amendments to Constituent Documents.     Borrower shall not permit Holding or the Members to amend or modify the Operating Agreement or the Articles of Organization of Borrower in a manner that would affect (a) the amount, timing of payment or calculation of Management Fees payable by Borrower, or (b) any other provision that may adversely affect the interests of the Lenders under the Loan Documents.

        6.13    Interest Rate Protection Agreement.     Borrower shall not fail to, within sixty days following the Closing Date, establish, and at all later times maintain, with counterparties reasonably acceptable to the Administrative Agent as to creditworthiness, Interest Rate Protection Agreements providing interest rate protection for Indebtedness which is a notional amount which is not less than 50% of the projected aggregate outstanding principal balance of the Loans under this Agreement (as forecast by the Projections), at a cap rate not higher than 10% per annum. For purposes of determining compliance with this Section, in order to accommodate the structuring of any Interest Rate Protection Agreement as increasing on a quarterly basis, the Administrative Agent may approve any Interest Rate Protection Agreement as complying with the minimum amounts required by this Section to the extent that it complies with the required amount at least on a quarterly basis (even if one or more months in any constituent quarter are less than the required amount).

        6.14    Financial Covenants.

          (a)   Subject to clause (c) of this Section, Borrower shall not permit the Fixed Charge Coverage Ratio, as of June 30, 2009 or any subsequent Fiscal Quarter, to be less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Minimum Ratio
June 30, 2009 through December 31, 2010	1.05:1.00
March 31, 2011 and all later Fiscal Quarters	1.10:1.00

          (b)   Subject to clause (c) of this Section, Borrower shall not permit the Leverage Ratio, as of June 30, 2009 or any subsequent Fiscal Quarter to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Maximum Ratio
June 30, 2009	6.75:1.00
September 30, 2009	6.50:1.00
December 31, 2009	6.25:1.00
March 31, 2010	6.00:1.00
June 30, 2010	5.75:1.00
September 30, 2010	5.50:1.00
December 31, 2010	5.25:1.00
March 31, 2011	5.00:1.00
June 30, 2011	4.75:1.00
September 30, 2011	4.50:1.00
December 31, 2011	4.25:1.00
March 31, 2012 and all later Fiscal Quarters	4.00:1.00

          (c)   Notwithstanding the foregoing provisions of this Section, Borrower shall have the right, on not more than three occasions during the term of this Agreement, to cure any default in respect of clauses (a) or (b) of this Section, by obtaining additional cash contributions (the "Equity Cure") to its member's equity in an amount which is equal to any shortfall in EBITDAM giving rise to such a default in accordance with this clause (c) as follows:

            (i)    In the event that Borrower wishes to exercise the right of cure described in this clause (c) it shall notify the Administrative Agent and the Lenders of its intention to effectuate such a cure in writing within 45 days following the last day of the relevant Fiscal Quarter (the "Test Quarter"). The giving of such a notice shall not relieve Borrower of the obligation to deliver a Compliance Certificate on a timely basis pursuant to Section 7.2 in respect of the Test Quarter, provided that Borrower may annotate its Compliance Certificate for the Test Quarter indicating its election of an Equity Cure pursuant to this Section and providing calculations of the amount of the contributions required to effectuate the Equity Cure.

            (ii)   Within ten Business Days following the date of its notice pursuant to clause (i) above, Borrower shall receive the Equity Cure in cash, and shall provide evidence reasonably acceptable to the Administrative Agent of its receipt thereof.

            (iii)  The Equity Cure shall be treated as an addition to EBITDAM for the Test Quarter and any fiscal period including the Test Quarter, but solely for the purposes of determining Borrower's compliance with the Leverage Ratio and Fixed Charge Coverage Ratio covenants set forth in this Section, and not for the purpose of determining interest rates, fees, Excess Cash Flow prepayments or any other purpose. No contributions in excess of the minimum amount required to effectuate the Equity Cure shall be treated as a contribution to

    EBITDAM, nor shall any contributions be treated as a reduction of Indebtedness, Consolidated Interest Expense or to otherwise adjust the components of the Leverage Ratio or the Fixed Charge Coverage Ratio for the Test Quarter.

        6.15    Capital Expenditures.     Borrower shall not make or commit to make, or permit its Restricted Subsidiaries to make or commit to make, any Capital Expenditures other than:

          (a)   Capital Expenditures in respect of the Project made in material conformity with the Construction Plans, Timetable and the Budget; and

          (b)   Other Capital Expenditures made following the Completion Date.

        6.16    Investments.     Borrower shall not, and shall not permit its Restricted Subsidiaries to, make any Investment, other than the following:

          (a)   Investments in Restricted Subsidiaries which are not engaged in any material business other than the design, development, construction and operation of the Project or other activities reasonably related thereto;

          (b)   Investments in the equity securities of joint ventures or partnerships entered into with Persons who are not Affiliates of Borrower for the purpose of developing restaurants, nightclubs, retail stores or other similar businesses located at the Project and to finance Capital Expenditures by such joint ventures or partnerships associated with such businesses at the Project which are not duplicative of the Project Costs set forth in the Budget in an aggregate amount not to exceed $20,000,000 during the term of this Agreement;

          (c)   Permitted Investments; and

          (d)   Other Investments made following the Completion Date in an aggregate amount not to exceed $1,000,000 at any time.

        6.17    ERISA.     Borrower shall not at any time:

          (a)   permit any Pension Plan to (i) engage in any non exempt "prohibited transaction" (as defined in Section 4975 of the Code), (ii) fail to comply with ERISA or any other applicable Laws, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), or (iv) be terminated, if such termination could reasonably be expected to result in a liability to Borrower and its Subsidiaries which is in excess of $1,000,000; or

          (b)   withdraw, completely or partially, from any Multiemployer Plan if to do so would result in a liability to Borrower and its Subsidiaries which is in excess of $1,000,000.

        6.18    Deposit Accounts.     Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, fail to maintain all deposit, brokerage, or other similar accounts (including, without limitation, the Operating Account) with a commercial bank located in the United States which has entered into a satisfactory control agreement with the Administrative Agent for the benefit of the Secured Parties (the "Control Agreements"); provided, that, Borrower shall not be required to obtain a Control Agreement with respect to the account designated as a payroll account on Schedule 4.20 and Borrower shall have 60 days following the Closing Date to obtain Control Agreements with respect to the other accounts listed on Schedule 4.20.

        6.19    Construction Covenants.     Borrower shall not, until the Final Completion Date occurs:

          (a)    Diligent Construction.    Fail to proceed diligently to design, develop, construct and furnish the Project in accordance in all material respects with the Construction Plans, the Budget and the Timetable, and in any event cause the Opening Date and the Completion Date to occur by the dates required by Sections 9.1(s) and 9.1(t) respectively. In the event that Borrower reasonably expects the previously scheduled Opening Date to be delayed, Borrower shall update each subsequent Remaining Cost Report, the Timetable and the Budget to reflect such delay (including the amount of any increased interest expense associated with any such delay).

          (b)    Compliance with Standards.    Fail to construct the Project in a good and workmanlike manner in accordance with sound building practices, or fail to comply in all material respects with all existing laws and requirements of all Governmental Agencies having jurisdiction over the Project and with all future laws and requirements that become applicable to the Project prior to the Final Completion Date, provided that the provisions of this clause (b) shall not be deemed to affect the Borrower's right to contest, in good faith and by appropriate proceedings diligently pursued, the applicability of any such law or requirements, or to promptly remedy any deficiencies noted in construction by relevant Governmental Agencies.

          (c)    Plan and Scope Changes.    Direct, consent to, approve, implement or enter into any Scope Change if any of the following would occur:

            (i)    if such Scope Change will result in the Project failing to comply with the Minimum Project Standards;

            (ii)   if such Scope Change will increase the amount of the Project Costs reflected in the Budget in any amount unless both (1) Borrower has accounted for such increase by means of any combination of: (A) receipt of additional Cash Equity in the amount of such increase (over and above that otherwise required by this Agreement); or (B) the allocation of Realized Savings in the amount of such increase to pay for such Scope Change; and (2) Borrower delivers an amendment to the Budget and a Remaining Cost Report which reflect the proposed Scope Change;

            (iii)  if the Scope Change could reasonably be expected to result in the delay of the Opening Date beyond the date required by clause (a) of this Section; or

            (iv)  if the Scope Change could reasonably be expected to otherwise materially and adversely impact the Project.

          (d)    Budget Increases.    Make any change to the Construction Plans or Budget which would increase the Budget (exclusive of land acquisition costs) to more than $670,000,000 (whether by Scope Change, cost overruns or otherwise).

          (e)    Construction Information.    Fail to (i) permit the Administrative Agent and the Construction Consultant (and their respective employees, agents and consultants) all required access to monitor the construction of the Project (including, without limitation, access to any off site facilities where materials designated for use in the Project are stored), (ii) promptly provide the Administrative Agent and the Construction Consultant with such information and access to the Project and individuals employed by Borrower, the Architect and the General Contractors as it may reasonably request for that purpose, (iii) promptly provide any information or documents concerning the Project, the Budget, any Construction Contract (including detailed identification of each significant subcontractor or supplier to the Project and the nature and dollar amount of the related subcontract or supply contract) or any Request for Loans as may be requested by the Administrative Agent or the Construction Consultant and (iv) promptly provide such information as may reasonably be requested by the Construction Consultant for the preparation of a monthly Construction Progress Report.

          (f)    Notice of Changes.    Fail to provide the Administrative Agent and the Construction Consultant with a copy of the potential change order log containing all proposed material changes to the Construction Plans, Budget, Timetable, and contracts with the General Contractors or Architect with each Draw Package submitted pursuant to Section 8.3.

          (g)    Construction Permits.    Fail to promptly obtain, and thereafter comply in all material respects with and keep in effect all Permits which are customarily required to be obtained from Governmental Agencies in order to construct and occupy the Project as of the then current stage of construction, and deliver copies of all such Permits to the Administrative Agent promptly following a request therefor.

          (h)    Purchase of Materials.    Purchase or contract for any materials, equipment, furnishings, fixtures or articles of personal property to be placed or installed on the Site under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession (except for such reservations as may arise solely by operation of law), or the right to consider such materials personal property after their incorporation in the work of construction unless the Administrative Agent in each instance has authorized Borrower to do so in writing. The amount of the materials, equipment, furnishings, fixtures or articles of personal property stored off of the Site shall not be limited, but shall be the subject of a log maintained with reasonable diligence by the Borrower and exhibited to the Construction Consultant upon request, listing the materials so stored, their location, the name of the owner of the location, and the value of the materials.

          (i)    Retainage Arrangements.    Unless the Administrative Agent otherwise agrees in consultation with the Construction Consultant, fail to withhold from each General Contractor, or fail to cause each General Contractor to withhold from its first tier subcontractors performing labor in connection with the Project, retainage equal to 10% of each payment made to such General Contractor or subcontractor pursuant to its respective contract or subcontract (except that in respect of The PENTA Building Group, Inc. and the proposed glazing subcontractor for the Project, the required retainage shall be 5%); provided, however, that:

            (A)  at such time as the applicable General Contractor or subcontractor shall have completed 50% of the work under its respective contract or subcontract the required percentage may be reduced to 5%;

            (B)  at such time as the applicable General Contractor or subcontractor shall have substantially completed 75% of the work under its respective contract or subcontract the required percentage may be reduced to 2.5%

  in each case provided that if a payment and performance bond is required with respect to such contract or subcontract, the Borrower shall have obtained a "Consent of Surety to Reduction in or Partial Release of Retainage" (AIA form G707A) from the surety that issued such payment and performance bond and delivered such consent to the Administrative Agent with a copy to the Construction Consultant.

          (j)    Lien Releases.    Fail to obtain from each of the General Contractors, and require each of the General Contractors to obtain from their various subcontractors, lien releases not less frequently than monthly, provided that (i) no lien releases shall be required from any contractor or subcontractor whose aggregate claim in respect of the Project or Borrower are less than $100,000, and (ii) Borrower may, to the extent that it disputes any claim by appropriate proceedings diligently pursued, allow aggregate claims not in excess of $5,000,000 to remain outstanding at any time, provided that the Administrative Agent and the Construction Consultant concur that no portion of the Project is in imminent danger of loss or forfeiture.

          (k)    Storage and Purchase of Offsite Materials.    Fail to provide to the Administrative Agent the written acknowledgment of the Person having custody of construction materials having a value in excess of $5,000,000, in the aggregate, of the existence of the Lenders' Lien on such construction materials and the right of the Administrative Agent to have access to and to remove such construction materials at reasonable times.

          (l)    Site Visits.    Fail to permit the Administrative Agent, the Construction Consultant or any Lender, at any reasonable time to enter and visit the Site for the purposes of performing an appraisal, observing the work of construction and examining all materials, plans, specifications, working drawings and other matters relating to the construction of the Project.

          (m)    Protection Against Lien Claims.    Fail to promptly pay when due (subject to applicable retentions) or otherwise discharge all claims and Liens for labor done and materials and services furnished in connection with the construction of the Project, except for claims contested in good faith by appropriate proceedings and without prejudice to the Timetable, provided that any such claims are covered by such payment bonds or title insurance policy endorsements as may be requested by the Administrative Agent.

          (n)    Construction Plans.    Fail to maintain at the Site a complete set of Construction Plans, as in effect from time to time, or fail to provide the Administrative Agent and the Construction Consultant with all requested access thereto upon reasonable notice.

          (o)    Construction Contracts.    Amend, modify or waive any of the terms of the contracts with the General Contractors or Architect in any respect which is materially adverse to the interests of the Lenders or which would void any warranties of the General Contractors or Architect thereunder without the prior written consent of the Administrative Agent.

          (p)    Opening Date.    Open the Project to the general public unless and until (i) the Project has received a temporary certificate of occupancy with respect to all material improvements and amenities and a nonrestricted gaming license, (ii) not fewer than 95% of the hotel rooms are fully furnished and ready for occupancy, (iii) each of the General Contractors and the Architect have certified that the Project is substantially complete and the General Contractors have provided a punchlist for all material items to be completed prior to the Final Completion Date; and (iv) the remaining amount of the Project Costs under the Hard Cost Line Items which must be paid to achieve the Final Completion Date (as set forth in the most recent Remaining Cost Report delivered to the Administrative Agent) has been reduced to an aggregate amount which is not in excess of $50,000,000.

          (q)    Completion Certificates.    Prior to and as a condition to the occurrence of the Completion Date, fail to provide the Administrative Agent with (i) a written certificate executed by the Architect stating in substance that the Project has been completed in all material respects in accordance with the Construction Plans and complies with applicable building codes and similar requirements, (ii) written certificates executed by the General Contractors stating in substance that the improvements constructed by the relevant General Contractor have been completed in material conformity to their respective Construction Contracts, and (iii) a certificate executed by a Senior Officer of the Borrower stating that each of the matters described in the definition of "Completion Date" have occurred.

          (r)    Foundation Survey.    Fail to, as soon as practicable after completion of the foundations for the Project, provide the Administrative Agent with an updated ALTA survey of the Site that (a) sets forth all easements and licenses burdening the Site which are of record or visible from an inspection thereof, and (b) reflects no encroachments onto the Site and no encroachments by the Project onto adjoining real property.

Notwithstanding the foregoing, Borrower shall remain solely responsible for all aspects of its business and conduct in connection with the Project, including but not limited to the quality and suitability of the Construction Plans, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, subcontractors, suppliers, consultants and property managers, the accuracy of all applications for payment, and the proper application of all disbursements. The making of any Loan shall not be deemed an approval or acceptance by the Administrative Agent, any Lender or the Construction Consultant of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.

ARTICLE 7

INFORMATION AND REPORTING REQUIREMENTS

        7.1    Financial and Business Information.     So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of either the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders of the following:

          (a)   As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations and its statement of cash flows for such Fiscal Quarter, for the portion of the Fiscal Year ended with such Fiscal Quarter, (ii) if applicable and if requested by the Administrative Agent, the consolidating balance sheets and statements of operations, in each case as at and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail, and (iii) in respect of each Post-Opening Fiscal Quarter, a report of the occupancy rate and average daily room rates at the Project during such Fiscal Quarter. Such financial statements shall be certified by a Senior Officer as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year end accruals and audit adjustments;

          (b)   As soon as practicable, and in any event within 45 days after the end of each Post Opening Fiscal Quarter, a Pricing Certificate setting forth a preliminary calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations shall be based on the preliminary unaudited financial statements of Borrower and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

          (c)   As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, members' equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year and (ii) if applicable and if requested by the Administrative Agent, consolidating balance sheets and statements of operations, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders. Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default;

          (d)   As soon as practicable, and in any event within 45 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter covering that Fiscal Year and the following four Fiscal Years (by Fiscal Quarter for the first such Fiscal Year, but in any event by Fiscal Quarter through December 31, 2009), including projected consolidated and consolidating balance sheets, statements of operations and statements of cash flow, all in reasonable detail;

          (e)   Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the executive committee (or the audit committee of the executive committee) of Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Restricted Subsidiaries, or any audit of any of them;

          (f)    Promptly after request by the Administrative Agent or any Lender, a copy of each Nevada "Regulation 6.090 Report" filed by Borrower and copies of any written communication to Borrower from any Gaming Authority advising it of a violation of or non compliance with any Gaming Law by Borrower or any of its Restricted Subsidiaries;

          (g)   Promptly after request by the Administrative Agent or any Lender, copies of any other material report or other material document that was filed by Borrower with any Governmental Agency;

          (h)   Promptly upon a Senior Officer becoming aware, and in any event within ten Business Days after becoming aware, of the occurrence of any (i)"reportable event" (as such term is defined in Section 4043 of ERISA) or (ii)"prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

          (i)    As soon as practicable, and in any event within two Business Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

          (j)    Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower that is $2,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $2,000,000 or more or any lessor under a lease involving aggregate rent of $2,000,000 or more has asserted a default thereunder on the part of Borrower, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower under a contract that is not a credit agreement or material lease in excess of $2,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike such Borrower on a date certain and such strike would involve more than 100 employees of Borrower or (v) any Gaming Authority has indicated its intent to consider or act upon a License Revocation or a fine or penalty of $1,000,000 or more with respect to Borrower, a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto; and

          (k)   Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.

        Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of Borrower hereunder (collectively, "Borrower Materials") by posting Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a "Public Lender"). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

        7.2    Compliance Certificates.     So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of either of the Commitments remains outstanding, Borrower shall, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(c), Compliance Certificates signed by a Senior Officer.

ARTICLE 8

CONDITIONS

        8.1    Conditions to Closing.     The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

          (a)   The Administrative Agent shall have received all of the following each properly executed by a Responsible Official of each Party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

            (1)   this Agreement;

            (2)   Revolving Notes executed by Borrower in favor of each Revolving Lender which has requested a Revolving Note;

            (3)   Construction Loan Notes in favor of each Construction Lender which has requested a Construction Loan Note;

            (4)   the Swing Line Note;

            (5)   the Security Agreement executed by Borrower;

            (6)   the Trademark Collateral Assignment executed by Borrower;

            (7)   the Holding Pledge Agreement executed by Holding;

            (8)   the Deed of Trust executed by Borrower;

            (9)   the Completion Guaranty executed by the Completion Guarantors and the Greenspun Pledge Agreement executed by GC Investments;

            (10) the Collateral Assignments executed by Borrower and the counterparties party thereto;

            (11) such documentation as the Administrative Agent may require to establish the due organization, valid existence and good standing of the Completion Guarantors, Holding, Borrower and the Members, their qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform any Loan Documents to which they are a Party, the identity, authority and capacity of each Responsible Official of each of them authorized to act on their behalf, including (if applicable) certified copies of their operating agreement (with respect to Borrower, the Operating Agreement) or bylaws, as applicable, and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate or other organizational resolutions, incumbency certificates, and the like;

            (12) the favorable written legal opinions issued to the Administrative Agent and the Lenders on the Closing Date of (a) Milbank, Tweed, Hadley & McCloy LLP, special counsel to Borrower, and (b) Brownstein Hyatt Farber Schreck, P.C., special Nevada counsel to Borrower, together with copies of all factual certificates delivered to such counsel in connection with their opinions, provided that the issuance of such opinions in respect of the due authorization, execution and delivery of the Completion Guaranty by Station may be deferred for up to ten Business Days following the closing date in order to accommodate the formalization of certain authorization proceedings in respect of the Completion Guaranty by Station (but if deferred, shall thereafter be a condition precedent to the making of the initial Loans, Letters of Credit and Swing Line Loans under this Agreement and shall be accompanied by copies of the resolutions and other papers formalizing such approvals);

            (13) the commitment of the Title Company to issue an ALTA policy of lender's title insurance, insuring the Lien of the Deed of Trust in the amount of $430,000,000, subject only to such exceptions as are reasonably acceptable to the Administrative Agent, together with reinsurance pursuant to ALTA facilitative reinsurance agreements which is acceptable to the Administrative Agent;

            (14) a certificate of insurance issued by Borrower's insurance carrier or agent with respect to the insurance required to be maintained pursuant to the Loan Documents, together with lender's loss payable endorsements thereof on Form 438BFU or other form acceptable to the Administrative Agent;

            (15) the Member Subordination Agreement executed by each of the Members;

            (16) the Fee Letter;

            (17) an Officer's Certificate: (A) certifying that the conditions specified in Sections 8.1(c), 8.1(d), 8.1(e) and 8.2(b) have been satisfied; (B) attaching true and correct copies of the Budget, Timetable and Construction Plans for the Project; and (C) attaching a list of all material Permits required for the Project and certifying that such Permits have been obtained (other than those customarily obtained following commencement of construction);

            (18) a certificate dated as of the Closing Date signed by the chief executive officer, chief financial officer, treasurer or controller of the Manager certifying and attaching calculations demonstrating that the Borrower is in compliance with the In-Balance Test as of the Closing Date;

            (19) a projection model reflecting Station's anticipated leverage and liquidity giving effect to the proposed acquisition of Station by members of its management team, and a certificate from The Greenspun Corporation certifying that GC Investments has a net worth in excess of $200,000,000 as of the Closing Date;

            (20) GC Investments shall have pledged not less than $35,000,000 in cash or acceptable liquid securities in favor of the Administrative Agent, for the benefit of the Secured Parties, in support of the obligations of GC Investments under the Completion Guaranty;

            (21) a Phase I environmental report in respect of the Site, in form and substance satisfactory to the Administrative Agent, prepared by a qualified environmental expert acceptable to the Administrative Agent;

            (22) an appraisal of the Site and Project complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisal shall be conducted by a nationally recognized MAI appraiser which is reasonably acceptable to the Administrative Agent and otherwise in form and substance satisfactory to the Lenders, and which shall demonstrate both an "as complete" and "stabilized" appraised fair market values for the Project;

            (23) a Standard Flood Hazard Determination certificate with respect to the Site;

            (24) a Certificate of a Responsible Official of Borrower attaching the balance sheet referred to in Section 4.5;

            (25) a Subordination, Non-Disturbance and Attornment Agreement executed by Regal Cinemas, Inc. with respect to its lease of theatre space at the Project; and

            (26) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

          (b)   All fees payable on the Closing Date pursuant to Article 3 shall have been paid.

          (c)   The representations and warranties of Borrower contained in Article 4 shall be true and correct.

          (d)   Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.

          (e)   There shall not have been any event or circumstance since June 30, 2007, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (f)    There shall not have been any event or circumstance since December 31, 2006, in respect of either of the Completion Guarantors which has had or could be reasonably expected to have, either individually or in the aggregate, a material and adverse effect on the business, assets, properties, liabilities (actual and contingent), operations or condition (financial or otherwise) of either of the Completion Guarantors, provided, in the case of Station, that no event described in its public filings with the SEC prior to the date of this Agreement shall be deemed to have had such an effect.

          (g)   The Construction Consultant shall have delivered a favorable report to the Administrative Agent and the Lenders concluding that the Project may reasonably be expected to be completed in accordance with the Construction Plans and Timetable for an amount which is not in excess of the Budget for the Project.

          (h)   Green Valley Associates, LLC, a Nevada limited liability company, as declarant under the CC&Rs shall have delivered a letter to the Administrative Agent and the Lenders stating that: (i) it has reviewed the Construction Plans and that the Construction Plans comply with the CC&Rs and other restrictions on the property and (ii) following any exercise of remedies by the Administrative Agent or the Lenders it shall not unreasonably withhold its consent to modifications of the design of the Project which are approved by the Architect or another similarly qualified design professional selected by the Administrative Agent and it will cooperate with the Administrative Agent and the Lenders to revise the Construction Plans so that the Construction Plans remain in compliance with the CC&Rs and other restrictions on the property.

          (i)    The Borrower shall have obtained all Permits required for the construction and operation of the Project (other than those customarily obtained following commencement of construction).

          (j)    The Revolving Commitments shall remain undrawn on the Closing Date.

          (k)   The aggregate principal amount of the Commitments under this Agreement shall not exceed 55% of the Appraised Value of the Project;

          (l)    The Administrative Agent shall have approved the Construction Plans, Budget, Timetable and projected results of operations for the Project.

          (m)  The Construction Contracts for the Project shall be acceptable to the Administrative Agent, and Borrower shall have delivered to the Administrative Agent and the Construction Consultant construction contracts that: (i) are fixed price or guaranteed maximum price contracts or subcontracts in respect of 45% or more of the total Hard Costs Line Items set forth in the Budget in a manner reasonably acceptable to the Administrative Agent, and (ii) provide for retentions which are acceptable to the Administrative Agent pending the occurrence of Completion Date of the Project.

        8.2    Any Advance.     The obligation of each Lender to make any Advance (and the obligation of the Issuing Lender to issue any Letter of Credit) is (except as provided in Sections 2.4 and 2.7) subject to the following conditions precedent (unless the Requisite Lenders, in their sole and absolute discretion, shall agree otherwise):

          (a)   except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 shall be true and correct in all material respects on and as of the date of the Advance as though made on that date (for purposes of this Section 8.2, the representations and warranties contained in Sections 4.5 and 4.6 shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.1(a) and 7.1(c)) and, in any event, no Default or Event of Default shall have occurred and remain continuing;

          (b)   there shall not be any action, suit, proceeding or investigation pending as to which Borrower or any of its Subsidiaries has been served or received notice of or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

          (c)   the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(e), if applicable) or Letter of Credit Application, as applicable;

          (d)   an In-Balance Certificate certifying and attaching calculations demonstrating that, giving effect to the requested borrowing, the Borrower is in compliance with the In-Balance Test; and

          (e)   the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require.

        8.3    Construction Loans.     The obligation of each Construction Lender to make any Construction Loan is subject to the following conditions precedent:

          (a)   each of the conditions in Section 8.2 shall have been satisfied;

          (b)   the Borrower shall have delivered to the Administrative Agent and the Construction Consultant not later than the 10th day of the calendar month in which such Construction Loan is requested the following documents (collectively, the "Draw Package"), each of which shall be in form, substance and detail reasonably acceptable to the Administrative Agent and the Construction Consultant:

            (i)    an Application and Certification for Payment in the form commonly referred to as AIA Document G702 and a detailed continuation sheet in the form commonly referred to as American Institute of Architects Document G703, setting forth the amount requested for payment by the General Contractors and other materialmen and vendors to the Project for work which has been performed, or goods or services which have been provided, in each case as of the last day of the immediately preceding calendar month;

            (ii)   copies of invoices detailing the amounts requested for payment pursuant to clause (i);

            (iii)  conditional lien releases from each of the General Contractors and each subcontractor or vendor whose aggregate contract has a value in excess of $1,000,000;

            (iv)  a reconciliation report in form and substance satisfactory to the Administrative Agent in respect of any intra-month Revolving Loans or Swing Line Loans requested during the prior calendar month;

            (v)   a Remaining Cost Report setting forth the remaining Project Costs as of the last day of the immediately preceding calendar month;

            (vi)  an In-Balance Certificate certifying and attaching calculations demonstrating that, giving effect to the requested borrowing, the Borrower is in compliance with the In-Balance Test; and

            (vii) a Request for Loan requesting the funding of a Construction Loan (A) not earlier than the 25th day of the month in which such Request for Loan is made; (B) which does not exceed the lesser of (1) the Remaining Costs or (2) the amount specified in the documents delivered pursuant to clause (i) above plus the amount required to payoff the outstanding principal amount of the outstanding Revolving Loans and Swing Line Loans, and (C) which comports with the Budget and the requirements of Section 6.19; and

            (viii) an ALTA form 122 endorsement in respect of the insurance policy issued to the Administrative Agent in respect of the Deed of Trust;

          (c)   no construction lien or other encumbrance shall have been filed and remain in effect against the Project that has not been bonded by the Borrower in a manner and amount reasonably satisfactory to the Administrative Agent, no stop notices shall have been served on the Administrative Agent and/or Lenders that have not been bonded by the Borrower in a manner and amount satisfactory to the Administrative Agent, and conditional releases or waivers of mechanics' liens and receipted bills showing payment of all amounts paid to all parties who have furnished materials or services or performed labor of any kind in connection with the Project shall have been obtained (and, to the extent required by the Administrative Agent, copies thereof shall have been delivered to the Administrative Agent and each Lender which has requested them in writing). Copies of invoices or other acceptable documentation shall be submitted to substantiate the Borrower request for payment of project-related soft costs for the Project; and

          (d)   unless the Administrative Agent otherwise consents, not more than one Construction Loan shall be made during any calendar month, provided that the Borrower may request a combination of Construction Loans and Revolving Loans on any such date and that the Borrower may request intra-month Revolving Loans and Swing Line Loans subject to the conditions set forth in Article 2.

        The Administrative Agent agrees to use reasonable diligence to assure that each Draw Package submitted by Borrower is reviewed by the Administrative Agent and the Construction Consultant within the ten day period following its submission, and that any objections as to its form or content are promptly communicated to Borrower.

        8.4    Any Letter of Credit.     The obligation of the Issuing Lender to issue any Letter of Credit, and the obligation of the other Lenders to participate therein, are subject to the conditions precedent that (a) the conditions set forth in Sections 8.2 have been satisfied and (b) Borrower shall have certified that, giving effect to the issuance of the requested Letter of Credit, the Letter of Credit Usage shall not exceed any limitations set forth in this Agreement.

ARTICLE 9

DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

        9.1    Events of Default.     The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an "Event of Default":

          (a)   Borrower fails to pay any principal amount of any of the Loans, or any portion thereof, on the date when due; or

          (b)   Borrower fails to pay any interest on any of the Loans, or any commitment fee, unused fee, agency fee or any other fee payable under Article 3, or any portion thereof, within two Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within two Business Days after demand therefor; or

          (c)   Borrower fails to comply with any of the covenants contained in Article 6 or 7 of this Agreement on the date when such compliance is required; or

          (d)   Borrower fails to comply with Section 7.1(i) in any respect that is materially adverse to the interests of the Lenders; or

          (e)   Borrower, any of its Restricted Subsidiaries or any other Party fails to perform or observe any other covenant or agreement (not specified in clauses (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within fifteen Business Days after the giving of notice to such Person by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

          (f)    Any representation or warranty of Borrower or any of its Restricted Subsidiaries made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Subsidiary pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any material respect; or

          (g)   Borrower or any of its Restricted Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $10,000,000 or more, or any Guarantee of present or future Indebtedness or under any Hedging Obligation, in each case of $10,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $10,000,000 or more, or of any Guarantee of present or future Indebtedness of $10,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any of its Restricted Subsidiaries to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (provided, that for the purpose of this clause (g), the amount of a Hedging Obligation shall be the amount which is then payable by the counterparty to close out the Hedging Obligation); or

          (h)   at any time the Completion Guaranty is in effect, either Completion Guarantor (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $50,000,000 or more, or any Guarantee of present or future Indebtedness or under any Hedging Obligation, in each case of $50,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $50,000,000 or more, or of any Guarantee of present or future Indebtedness of $50,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require such Completion Guarantor to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (provided, that for the purpose of this clause (h), the amount of a Hedging Obligation shall be the amount which is then payable by the counterparty to close out the Hedging Obligation); or

          (i)    any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation; or the trustee for, or any holder of, a Subordinated Obligation breaches any subordination provision applicable to such Subordinated Obligation; or

          (j)    any Loan Document (other than a Secured Hedging Obligation), at any time after its execution and delivery and for any reason, other than the agreement or action (or omission to act) of the Administrative Agent or the Lenders or satisfaction in full of all the payment Obligations, or the termination thereof pursuant to its express terms, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Collateral Document ceases (other than by action or inaction of the Administrative Agent or any Lender) to create a valid and effective Lien in any material Collateral covered thereby; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document (other than a Secured Hedging Obligation), or purports to revoke, terminate or rescind same; or

          (k)   a final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $5,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

          (l)    at any time the Completion Guaranty is in effect, a final judgment against either Completion Guarantor is entered for the payment of money in excess of $25,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

          (m)  Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty calendar days; or

          (n)   at any time the Completion Guaranty is in effect, any Completion Guarantor institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty calendar days; or

          (o)   the occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under the Completion Guaranty or any other Loan Document; or

          (p)   a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

          (q)   any Pension Plan maintained by Borrower or any of its ERISA Affiliates is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower and its Subsidiaries as of the most recently ended Fiscal Quarter; or

          (r)   the occurrence of a License Revocation that continues for three consecutive calendar days; or

          (s)   subject to a delay of not more than 90 days to the extent caused by any one or more Force Majeure Events, the Opening Date does not occur on or prior to March 31, 2009 for any reason; or

          (t)    the Completion Date does not occur within 180 days following the Opening Date for any reason; or

          (u)   the occurrence of any Change in Control.

        9.2    Remedies Upon Event of Default.     Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise, subject to applicable Gaming Laws:

          (a)   Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(m) as to Borrower:

            (1)   the Commitments to make Advances and all other obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

            (2)   the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender in an interest bearing cash collateral account as collateral under the Security Agreement; and

            (3)   the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

          (b)   Upon the occurrence of any Event of Default described in Section 9.1(m) as to Borrower:

            (1)   the Commitments to make Advances and all other obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and such other obligations and rights and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

            (2)   an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Lender in an interest bearing cash collateral account as collateral under the Security Agreement; and

            (3)   the unpaid principal amount of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

          (c)   Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

          (d)   The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the other Secured Parties, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid pro rata to the Secured Parties in the same proportions that the aggregate payment Obligations owed to each Secured Party under the Loan Documents bear to the aggregate payment Obligations owed under the Loan Documents to all the Secured Parties, without priority or preference among the Secured Parties. Regardless of how each Secured Party may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's payment Obligations hereunder and under the Loans, payments of the proceeds from the exercise of the Secured Parties' rights and remedies shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due the Secured Parties under each of the Loan Documents), and third, to the payment of all other amounts (including any Secured Hedging Obligations and principal, fees and obligations under any Secured Bank Products Agreements) then owing to the Administrative Agent or the other Secured Parties under the Loan Documents. No application of payments of the proceeds from the exercise of the Secured Parties' rights and remedies will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Secured Parties hereunder or thereunder or at Law or in equity for the collection or recovery of all unpaid payment Obligations.

ARTICLE 10

ADMINISTRATIVE AGENT

        10.1    Appointment and Authorization of Administrative Agent.

          (a)   Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this

  Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b)   The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article 10 and in the definition of "Agent-Related Person" included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

        10.2    Delegation of Duties.     The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

        10.3    Liability of Administrative Agent.     No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Party or any Affiliate thereof.

        10.4    Reliance by Administrative Agent.

          (a)   The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other

  Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

          (b)   For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

        10.5    Notice of Default.     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Requisite Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

        10.6    Credit Decision; Disclosure of Information by Administrative Agent.     Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and the other Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

        10.7    Indemnification of Administrative Agent.     Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Party and without limiting the obligation of any Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations and the resignation of the Administrative Agent.

        10.8    Administrative Agent in its Individual Capacity.     Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

        10.9    Successor Administrative Agent.     The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the respective terms "Administrative Agent," "Issuing Lender" and "Swing Line Lender" shall mean such successor administrative agent, Letter of Credit issuer and swing line Lender, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender's and Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 10 and Sections 11.3 and 11.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

        10.10    Administrative Agent May File Proofs of Claim.     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Usage shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the Letter of Credit Usage and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Article 3 and Section 11.3) allowed in such judicial proceeding; and

          (b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 3 and Section 11.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

        10.11    Other Agents; Arrangers and Managers.     None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

        10.12    Proportionate Interest in any Collateral.     The Administrative Agent, on behalf of all the Secured Parties, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Section 9.2(d), each Secured Party shall have an interest in the Collateral or interests therein in the same proportions that the aggregate Obligations owed such Person under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all such Persons, without priority or preference among them.

        10.13    Foreclosure on Collateral.     In the event of foreclosure or enforcement of the Lien created by any of the Collateral Documents, title to the Collateral covered thereby shall be taken and held by the Administrative Agent (or an Affiliate or designee thereof) pro rata for the benefit of the Secured Parties in accordance with the Obligations outstanding to each of them and shall be administered in accordance with the standard form of collateral holding participation agreement used by the Administrative Agent in comparable syndicated credit facilities, which form shall be reasonably acceptable to the Requisite Lenders.

        10.14    Subordination, Non Disturbance and Attornment Agreements.     The Administrative Agent is hereby authorized (but shall not be obligated to) to execute and deliver Subordination, Non Disturbance and Attornment Agreements substantially in the form of Exhibit F hereto with Borrower, any relevant Subsidiaries thereof and their commercial tenants without prior notice to or consent by the Lenders, and may, following not less than two Business Day's notice to each Lender with a copy of the proposed agreement (unless the Requisite Lenders object thereto during such period), enter into Subordination, Non Disturbance and Attornment Agreements and other related agreements which are in a form acceptable to the Administrative Agent.

        10.15    No Obligations of Borrower.     Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

ARTICLE 11

MISCELLANEOUS

        11.1    Cumulative Remedies; No Waiver.     The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived as provided in Section 11.2 in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or the Lenders' rights to assert them in whole or in part in respect of any other Loan.

        11.2    Amendments; Consents.     No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or any of its Subsidiaries is a Party, signed by each such Party, and, in the case of any amendment, modification or supplement to Article 11, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders affected thereby, no amendment, modification, supplement, termination, waiver or consent may be effective:

          (a)   To (i) change the principal of, or the amount of principal of, or the amount of principal prepayments of, any Loan without the consent of the holder thereof, or to forgive or reduce the amount of any reimbursement payments due with respect to any Letter of Credit without the approval of the Issuing Lender and each Revolving Lender, (ii) decrease the rate of interest payable on any Loan without the consent of the holder thereof, (iii) increase the amount or percentage of the Pro Rata Share of any Commitment of any Lender or decrease the amount of any commitment fee payable to any Lender, in each case without the consent of that Lender, (iv) decrease the amount of any other fee or amount payable to any Lender under the Loan Documents without the consent of that Lender, (v) increase the aggregate amount of the Commitments of the Lenders without the consent of all Lenders, (vi) to increase the interest rate payable on any Loan without the consent of all Lenders, unless a corresponding increase is provided for each other Loan, or (vii) waive an Event of Default consisting of the failure of Borrower to pay when due any principal, interest or any commitment fee hereunder;

          (b)   To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Loan (including any Swing Line Loan), any amount payable to reimburse any drawing under any Letter of Credit or any installment of any commitment fee, or to extend the term of any of the Commitments without the consent of the Lenders having a Pro Rata Share of the relevant Commitment.

          (c)   To release the Holding Pledge Agreement, the Greenspun Pledge Agreement, any Subsidiary Guaranty, the Completion Guaranty or any material portion of the Collateral, except as expressly provided for in any Loan Document; provided that the Administrative Agent is authorized to release the Lien created by the Collateral Documents on (i) assets secured by Indebtedness of the type described in Section 6.3(c), (ii) assets which are the subject of an Asset Sale permitted by Section 6.1, and (iii) assets the sale, transfer or other disposition of which is not an Asset Sale, and shall do so upon request of Borrower subject to such reasonable and customary requirements as the Administrative Agent may specify;

          (d)   To amend the provisions of the definition of "Quarterly Payment Date," "Requisite Lenders," "Maturity Date" or to amend any constituent definition in a manner which results in a substantive change to any of the definitions listed in this clause (d); or

          (e)   To amend or waive this Section 11.2, or Sections 11.9 or 11.10;

          (f)    To amend the anticipated funding order set forth in Section 2.1(d) without the consent of all Lenders;

          (g)   To amend or waive any condition set forth in Section 8.2 to the making of any Revolving Loan (or to amend or waive any covenant which would result in an effective waiver of such conditions), without the consent of the Majority Revolving Lenders; or

          (h)   To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

        Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of the Commitments of such Lender may not be increased or extended without the consent of such Lender.

        If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Requisite Lenders, the Borrower may replace such non-consenting Lender (each, a "Non-Consenting Lender") in accordance with Section 11.25; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

        11.3    Attorney Costs, Expenses and Taxes.

          (a)   Borrower agrees (i) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lenders. All amounts due under this Section 11.3 shall be payable within five Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

          (b)   Borrower shall pay any and all documentary and other taxes, excluding (1) taxes imposed on or measured in whole or in part by overall net income, gross income or gross receipts and franchise taxes imposed on any Lender by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business", (2) any withholding taxes or other taxes based on gross income imposed by the United States of America that are not attributable to any change in any Law or the interpretation or administration of any Law by any Governmental Agency and (3) any withholding tax or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws, but including all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in Section 11.11 the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

        11.4    Nature of Lenders' Obligations.     The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only is conditioned upon the performance by all other Lenders of their obligations to make initial Advances. A default by any Lender will not increase the Pro Rata Share of the Commitments attributable to any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default.

        11.5    Survival of Representations and Warranties.     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan or any Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        11.6    Notices.

          (a)    General.    Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

            (1)   if to Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on the signature pages of this Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

            (2)   if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the Issuing Lender and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

          (b)    Effectiveness of Facsimile Documents and Signatures.    Loan Documents may be transmitted or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (c)    Limited Use of Electronic Mail.    Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

          (d)    Reliance by Administrative Agent and Lenders.    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic requests for Loans and Swing Line Loans) that, in the reasonable judgment of the Administrative Agent and the Lenders, are purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice that, in the reasonable judgment of such Agent-Related Person, is purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

        11.7    Execution of Loan Documents.     Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

        11.8    Successors and Assigns.

          (a)    Successors and Assigns Generally.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8(b), (ii) by way of participation in accordance with the provisions of Section 11.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)    Assignments by Lenders.    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.8(b), participations in Letter of Credit Usage and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

            (i)    Minimum Amounts.

              (A)  in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment under any facility and the Loans at the time owing to it under such facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

              (B)  in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

            (ii)    Proportionate Amounts.    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender's rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;

            (iii)    Required Consents.    No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

              (A)  the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

              (B)  the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (i) assignments in respect of the Commitments if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and (ii) assignments in respect of any Converted Term Loan unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

              (C)  the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

              (D)  the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitment or Revolving Loans.

            (iv)    Assignment and Assumption.    The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

            (v)    No Assignment to Borrower.    No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries or the Members or any of the Members' Affiliates or Subsidiaries.

            (vi)    No Assignment to Natural Persons.    No such assignment shall be made to a natural person.

  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 11.3, 11.11 and 11.22 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8(d).

          (c)    Register.    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Usage owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. At the request of any Lender, the Administrative Agent shall annotate the Register to reflect any collateral assignment of the Obligations owed to that Lender and, provided that the Administrative Agent has been given the name and address of such collateral assignee, the Administrative Agent (i) shall not reflect further transfers of such Obligations on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of such Obligations on the Register to such collateral assignee (or such collateral assignee's designee, nominee or assignee) upon written request by such collateral assignee.

          (d)    Participations.    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries, or the Members or the Members' Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in Letter of Credit Usage and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.2 (a), (b), (c), (d), (e), (f), (g) or (h) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9, 3.13(d) and 11.3(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.9 as though it were a Lender, provided such Participant agrees to be subject to Section 11.10 as though it were a Lender.

          (e)    Limitations upon Participant Rights.    A Participant shall not be entitled to receive any greater payment under Sections 3.8, 3.9 (excluding 3.9(e)), 3.13(d) and 11.3(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Sections 3.13(d) or 11.3(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.21 as though it were a Lender.

          (f)    Certain Pledges.    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g)    Electronic Execution of Assignments.    The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Notwithstanding anything in this Section 11.8 to the contrary, the rights of the Lenders to make assignments of, and grant participations in, the Commitments or Loans shall be subject to the approval of any Gaming Authority, to the extent required by applicable Gaming Laws, and to compliance with applicable securities laws.

        11.9    Right of Setoff.     If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may (a) exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and (b) to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

        11.10    Sharing of Setoffs.     Each Lender severally agrees that if it, through the exercise of any right of setoff, Lender's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

        11.11    Indemnification by Borrower.     Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.11 shall be payable within 10 Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

        11.12    Nonliability of the Lenders.     Borrower acknowledges and agrees that:

          (a)   Any inspections of any Property of Borrower made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

          (b)   By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

          (c)   The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

          (d)   The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

        11.13    No Third Parties Benefited.     This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of Borrower, the Administrative

Agent and the Lenders, and the Administrative Agent's and the Lenders' successors and assigns. Except as provided in Sections 11.8, 11.11, and 11.14 no other Person shall have any rights of any nature hereunder or by reason hereof.

        11.14    Confidentiality.     Each of the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Lender agrees to hold any confidential information that it may receive from Borrower, the Completion Guarantors, the Manager and their respective Affiliates pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders or their Affiliates; (b) to legal counsel and accountants for Borrower, the Completion Guarantors, their Affiliates or any Lender or any Affiliate of a Lender; (c) to other professional advisors to Borrower, the Completion Guarantors, their Affiliates or any Lender or any Affiliate of a Lender, provided that the recipient has accepted such information subject to a confidentiality agreement with provisions substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Lender; (e) to any Gaming Authority having regulatory jurisdiction over Borrower or its Subsidiaries or over the Completion Guarantors or their respective Affiliates, provided that each Lender agrees to notify the affected party of any such disclosure unless prohibited by applicable Laws; (f) as required by Law or legal process, provided that each Lender agrees to notify the affected party of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower, the Completion Guarantors or their respective Affiliates are adverse parties; (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Loans, provided that the recipient has accepted such information subject to a confidentiality agreement with provisions substantially similar to this Section 11.14; (h) to the National Association of Insurance Commissioners; (i) to a nationally recognized credit rating agency provided that each Lender agrees to notify the affected party of any such disclosures, and (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.14). For purposes of the foregoing, "confidential information" shall mean any information respecting a Person reasonably considered by that Person to be confidential, provided that, in the case of information received from a Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential and "confidential information" shall not include (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, (iii) information previously disclosed by that Person to any other Person not associated with the disclosing Person without a confidentiality agreement or obligation substantially similar to this Section 11.14, and (iv) information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Party or any Subsidiary thereof. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to any Person. Notwithstanding anything herein to the contrary, "confidential information" shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Lenders to Borrower or any other Party.

        11.15    Further Assurances.     Borrower and its Subsidiaries shall, at their expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Collateral Document.

        11.16    Integration.     This Agreement, together with the other Loan Documents and the letter agreements referred to in Sections 3.3, 3.4, 3.6 and 3.7, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        11.17    Governing Law.     Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of California applicable to contracts made and performed in California.

        11.18    Severability of Provisions.     Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        11.19    Headings.     Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

        11.20    Time of the Essence.     Time is of the essence of the Loan Documents.

        11.21    Foreign Lenders and Participants.

          (a)    Tax Forms.

            (1)   Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

            (2)   Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

            (3)   Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.13(d) (A) with respect to any taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.21(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.21(a); provided that if such Lender shall have satisfied the requirement of this Section 11.21(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.21(a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 3.13(d) in the event that, as a result of any change in any applicable Law or governmental order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

            (4)   The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Section 11.21(a).

          (b)    Form W-9.    Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

          (c)    Withholding.    If any Governmental Agency asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitment, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

        11.22    Hazardous Material Indemnity.     Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section (and under Sections 4.17 and 5.11) shall be unlimited corporate obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

        11.23    Gaming Compliance.     The Administrative Agent and each of the Lenders agree to cooperate with all Gaming Authorities in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Authority relating to Borrower or any of its Subsidiaries or to the Loan Documents.

          (a)   At such time as Borrower has been issued a Gaming License, this Agreement and all other Loan Documents are subject to the Gaming Laws and the Administrative Agent and each of the Lenders acknowledge and understand that (a) they are subject to being called forward by the Gaming Authorities, in their discretion, for licensing or a finding of suitability as a lender to a gaming licensee; (b) all rights, remedies and powers in or under this Agreement and the other Loan Documents with respect to Collateral (including Holding Pledged Collateral) and the ownership and operation of gaming facilities may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of the Gaming Laws; and (c) all provisions of this Agreement and the other Loan Documents relative to Collateral (including Holding Pledged Collateral) and the ownership and operation of gaming facilities are intended to be subject to the Gaming Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement and the other Loan Documents invalid or unenforceable, in whole or in part.

          (b)   Subject to the release of any Collateral as contemplated by any of the Loan Documents, the Administrative Agent (or one or more agents or sub agents of the Administrative Agent) shall, to the extent required by applicable Gaming Laws, retain possession of all Holding Pledged Collateral delivered to it at a location within the State of Nevada designated to the Gaming Authorities.

        11.24    Payments Set Aside.     To the extent that any payment by or on behalf of Borrower made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

        11.25    Replacement of Lenders.     If any Lender requests compensation under Sections 3.8 or 3.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Agency for the account of any Lender pursuant to Section 3.13(d), if any Lender is a Defaulting Lender or Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

          (a)   the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8;

          (b)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

          (c)   in the case of any such assignment resulting from a claim for compensation under Sections 3.8 or 3.9 or payments required to be made pursuant to Section 3.13(d), such assignment will result in a reduction in such compensation or payments thereafter;

          (d)   in the case of any Non-Consenting Lender, the Borrower shall concurrently replace all Non-Consenting Lenders; and

          (e)   such assignment does not conflict with applicable Laws.

        A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        11.26    Waiver of Right to Trial by Jury.     EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.

        11.27    California Judicial Reference.     If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a "provisional remedy" as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.3, Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

        11.28    Purported Oral Amendments.     BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

        11.29    USA PATRIOT ACT.     Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

[THIS SPACE INTENTIONALLY LEFT BLANK SIGNATURE PAGES TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALIANTE GAMING, LLC, a Nevada limited liability company
By:	Aliante Station, LLC, a Nevada limited liability company, its Manager
By:

Name:	Thomas M. Friel
Title:	Senior Vice President and Treasurer
Address for Borrower: c/o Station Casinos, Inc. 1505 South Pavilion Center Drive Las Vegas, Nevada 89135 Attn:Tom Friel
Telephone:	(702) 495-4210
Telecopier:	(702) 495-4245
With a copy to G.C. Aliante, LLC c/o Chris Philibbosian 901 North Green Valley Parkway Suite 200 Henderson, Nevada 89074
Telephone:	(702) 458-8855
Telecopier:	(702) 259-4146

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

BANK OF AMERICA, N.A., as Administrative Agent
By:

Name:

Title:

Administrative Agent's Office (for Notices other than payments and Requests for Credit Extensions):

Bank of America, N.A.
GCIB Agency Management Central I
901 Main St., 14th Floor
Mail Code: TX1-492-14-11
Dallas, TX 75202-3714
Attention: Maurice E. Washington, Vice President
Telephone: (214) 209-4128
Facsimile: (214) 290-9544
Electronic Mail:
maurice.washington@bankofamerica.com
Administrative Agent's Office (for payments and Requests for Credit Extensions):

Bank of America, N.A.
Mail Code: CA4-702-02-25-
Building B
2001 Clayton Rd.
Concord, CA 94520-2405
Attention: Marti Egner
Telephone: (925) 675-8144
Facsimile: 888-969-9145
Electronic Mail: marti.j.egnerl@bankofamerica.com
Account No.: 3750836479
Ref:: Aliante Gaming, LLC
Attn.: Agency Services West ABA# 026009593

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

BANK OF AMERICA, N.A., as a Lender, Issuing Lender and Swing Line Lender
By:

Name:

Title:

L/C ISSUER:

Bank of America, N.A.
Mail Code: CA9-705-07-05
1000 West Temple Street, 7th Floor
Los Angeles, CA 90012-1514
Attention: Sandra Leon, Vice President
Telephone: (213) 580-8369
Facsimile: (213) 580-8440
Electronic Mail: Sandra.Leon@bankofamerica.com
SWING LINE LENDER:

Bank of America, N.A.
Mail Code: CA4-702-02-25-
Building B
2001 Clayton Rd.
Concord, CA 94520-2405
Attention: Marti Egner
Telephone: (925) 675-8144
Facsimile: 888-969-9145
Electronic Mail: marti.j.egnerl@bankofamerica.com
Account No.: 3750836479
Ref:: Aliante Gaming, LLC
Attn.: Agency Services West
ABA# 026009593

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

WELLS FARGO BANK, N.A., as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

BANK OF SCOTLAND plc, as a Lender
By:

Name:

Title:

By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

FIRST NATIONAL BANK OF NEVADA, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

NATIXIS, NEW YORK BRANCH, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender
By:

Name:

Title:

By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

CALYON NEW YORK BRANCH, as a Lender
By:

Name:

Title:

By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

NEVADA STATE BANK, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

COMMUNITY BANK OF NEVADA, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

CIT LENDING SERVICES CORPORATION, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

CITY NATIONAL BANK, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

MANUFACTURERS BANK, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

SERVICE 1st BANK OF NEVADA, as a Lender
By:

Name:

Title:

(ALIANTE
CREDIT AGREEMENT
SIGNATURE PAGE)

Schedule 4.3

        At such time as Borrower is issued a Gaming License, the pledge of the Holding Pledged Collateral, and any restrictions on the transfer of, and agreements not to encumber, the equity securities of any limited liability company that is a registered holding company, contained in the Holding Pledge Agreement or in any other Loan Documents, must be approved by the Gaming Authorities in order to remain effective. Any subsequent amendment of the Holding Pledge Agreement will need approval from the Gaming Authorities in order to become effective.